EXHIBIT 10.2

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RECEIVABLES PURCHASE AGREEMENT

among

ACCO BRANDS RECEIVABLES FUNDING LLC,

as Seller,

ACCO BRANDS USA LLC,

as Servicer,.

GOTHAM FUNDING CORPORATION,

as the Purchaser,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as the Agent,

Dated as of January 9, 2008

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i

ii

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I                         –           Definitions and Rules of Construction

EXHIBIT A                      –            Description of Credit and Collection Policy
EXHIBIT B                       –            Form of Capital Purchase Request
EXHIBIT C                       –            Form of Investor Report
EXHIBIT D                       –            Form of Investment Certificate
EXHIBIT E                        –            Form of Lock-Box Agreement
EXHIBIT F                        –            [Reserved]
EXHIBIT G                        –            Special Limits
EXHIBIT H                        –            List of Closing Documents
EXHIBIT I                          –            Form of Annual Audit/Agreed Upon Procedures

SCHEDULE 4.01(b)                         Locations of Chief Executive Offices of Seller; Records
SCHEDULE 4.01(f)                          Litigation
SCHEDULE 4.01(h)                         Lock Boxes & Lock Box Accounts
SCHEDULE 4.02(b)                         Locations of Chief Executive Offices of Servicer; Records

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (this “Purchase Agreement”) dated as of January 9, 2008, among ACCO BRANDS RECEIVABLES FUNDING LLC, a Delaware limited liability company, (the “Seller”), ACCO BRANDS USA LLC, a Delaware limited liability company (“ACCO”), as Servicer (in such capacity, the “Servicer”) GOTHAM FUNDING CORPORATION, (the “Purchaser”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as Agent for the Purchaser (in such capacity, the “Agent”).

ARTICLE I

DEFINITIONS

Section 1.01. Definitions and Rules of Construction.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Annex I.  For purposes of this Purchase Agreement, the rules of construction set forth in Annex I shall govern.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

Section 2.01. The Purchase Facility.  (a) Upon the terms and subject to the conditions set forth in this Purchase Agreement, from the Effective Date through the Business Day immediately preceding the Termination Date, the Seller agrees to sell, and the Purchaser agrees to buy, undivided percentage ownership interests (as further defined in Annex I, “Purchaser Interests”) in the Receivables Assets.

(b)            The Seller may, upon at least five Business Days’ prior written notice to the Agent, reduce the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $2,000,000 or an integral multiple thereof.  The Seller must give not less than 60 days notice to the Agent prior to reduction of the Purchase Limit to zero and termination of this Purchase Agreement in full.

(c)            The Purchase Limit may be increased at the request of the Seller, with the written consent of the Agent, the Purchaser and the Liquidity Provider, each in its sole discretion; provided that no Event of Termination or Incipient Termination Event shall have occurred and be continuing.  Upon delivery of the written consent described below, this Purchase Agreement shall be deemed to be amended to reflect the new Purchase Limit consented to therein.   The increased portion of the Purchase Limit will be on the same terms as are contained herein at the time of such increase.

(d)            The Agent shall deliver to the Seller promptly after the receipt of such notice from the Seller written (which may be delivered by facsimile or e-mail, with telephone confirmation of receipt) confirmation of the amount of such increase or reduction of the Purchase Limit and the date such increase or reduction is effective.

Section 2.02. Making the Purchases; Capital Reductions.  (a) Each purchase of undivided percentage ownership interests in the Receivables Assets by the Purchaser hereunder shall consist of either (i) a purchase made  with new funds provided by the Purchaser (each, a “Capital Purchase”) or (ii) a purchase made by the Purchaser with funds consisting of Collections allocated to the Purchaser Interests pursuant to the terms of this Purchase Agreement (each, a “Reinvestment Purchase”).

(b)            Capital Purchases.  The Seller shall provide the Agent with a purchase notice, in the form of Exhibit B (each a “Capital Purchase Request”), no later than 1:00 p.m. (New York City time) on the Business Day that is one Business Day prior to each Capital Purchase.  The Agent shall promptly notify the Purchaser of the contents of any such Capital Purchase Request.  Each Capital Purchase Request shall, except as set forth below, be irrevocable and shall specify the requested Purchase Price (for which the initial amount shall not be less than $1,000,000 and thereafter in $100,000 increments) and date of purchase (which shall be a Business Day).   On the date of each Capital Purchase, upon satisfaction of the applicable conditions precedent set forth in Article III, the Purchaser shall make available to the Agent in accordance with the provisions of Section 2.05, not later than 11:00 a.m. (New York City time), in immediately available funds, an amount equal to the requested amount of such Capital Purchase, and the Agent will, upon receipt thereof, make such funds available to the Seller by 3:00 p.m. (New York City time) by wire transfer to the Seller’s Account; provided, that in no event shall the Purchaser make any Capital Purchase if, after giving effect thereto, either (i) the Purchaser Interest would exceed 100% or (ii) the aggregate outstanding Capital would exceed the Purchase Limit.  The Agent shall deliver to the Seller promptly after the occurrence of each Capital Purchase written confirmation of the amount of such Capital Purchase and the date such Capital Purchase is effective.

(c)            Reinvestment Purchases.  On each Business Day following the Effective Date until the Termination Date, but subject to Section 3.02 hereof, the Purchaser shall be automatically deemed to have made a Reinvestment Purchase with a Purchase Price equal to the aggregate amount of Collections, if any, which are allocated to the Purchaser Interests on such Business Day and are available to be released to the Seller in accordance with the terms of Section 2.04.

(d)            Purchase Price.  The purchase price (the “Purchase Price”) (i) with respect to a Capital Purchase shall be equal to the amount requested by the Seller to be paid by the Purchaser pursuant to Section 2.02(a), and (ii) with respect to a Reinvestment Purchase shall be equal to the amount of Collections allocated to the Purchaser Interests and available to be released to the Seller in accordance with the terms of Section 2.04.  The Purchase Price for a Capital Purchase may in no event be greater than the excess, if any, of (1) the lesser of (x) the Purchase Limit and (y) the Net Receivables Balance minus the Aggregate Reserves over (2) the aggregate amount of outstanding Capital (before giving effect to such Purchase).

(e)            Effect of Purchases.  Upon each Purchase, the Seller sells, assigns and conveys an undivided percentage ownership interest in the Receivables Assets to the Agent for the benefit of the Purchaser, and the Purchaser hereby purchases and acquires such undivided percentage ownership interest.  The parties hereto have structured this Purchase Agreement with the intention that each purchase of an undivided interest in Receivables Assets hereunder be treated as a sale of such Receivables Assets by the Seller to the Purchaser, for all purposes, other than federal and state income tax purposes, and the Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in the Purchaser Interest.  Section 1-201 of the UCC provides that a “security interest” under the UCC .” . . also includes any interest of a buyer of accounts or chattel paper which is subject to Article 9 . . .” of the UCC.  Whether the transactions contemplated hereby are characterized as a loan or as a sale, the Seller also hereby pledges and grants a “security interest” in and assigns to the Agent, for the benefit of the Purchaser, and to secure all amounts owing by the Seller to the Agent, the Purchaser and the Liquidity Providers hereunder, all of the Seller’s right and title to and interest in the Receivables Assets, including the Receivables, the Related Security and Collections, as security for any such loans which may be deemed to be made hereunder and for the payment and performance of all obligations and amounts payable to the Purchaser hereunder.

(f)            Prepayments.  The Seller may, upon at least two (2) Business Days’ prior written notice to the Agent, prepay Capital in the minimum amount of $1,000,000 and increments of $100,000 in excess thereof by remitting cash to the Agent for application against Capital in the amount of such prepayment.  The Seller agrees, upon not less than two (2) Business Days' prior written notice of any Breakage Amounts resulting from such prepayment, to indemnify the Purchaser and, if applicable, any Liquidity Provider, for any such Breakage Amounts.  The Purchaser and the Liquidity Providers agree that they will use commercially reasonable efforts, under the then applicable conditions and circumstances, to invest the proceeds of any such prepayments in such manner as is reasonably expected to minimize any resulting Breakage Amounts, but subject in all events to such Person’s normal investment policies.

Section 2.03. Yield and Fees; Tranche Periods.  (a) All Capital shall, for purposes of calculating Yield, be allocated to one or more “Tranche Periods” as set forth in the definition of such term, and each such portion allocated to a particular Tranche Period is referred to herein as  a “Tranche.”   Yield shall accrue on the outstanding Capital on each day during a Tranche Period at the applicable Purchaser Rate.  On each Settlement Date, the Seller shall pay to the Agent for the benefit of the Purchaser an amount equal to accrued and unpaid Yield with respect to all Capital outstanding during the immediately preceding Settlement Period from Collections in accordance with Section 2.04.

(b)            Each Tranche shall reflect the funding sources for the Capital associated therewith so that (i) there may be one or more Tranches, selected by the Agent, reflecting the portion of Capital funded by outstanding Liquidity Advances or by funding under the related agreement and (ii) there may be one or more Tranches allocated to the portion of the Capital funded by Commercial Paper Notes. All Capital shall be allocated to Tranches which bear interest at the CP Rate, unless the Agent determines that the Purchaser is unable, whether as a result of contractual restrictions, rating agency limitations or any other event or circumstance, to issue Commercial Paper Notes, or the Agent otherwise determines that funding in the commercial paper market for the size and maturity of such Tranche is unavailable.

(c)            On the Closing Date, the Seller shall pay to the Agent the fees set forth in the Fee Letter that are due and payable on such date, including the Arrangement Fee and reimbursement for all reasonable out-of-pocket costs and expenses, including any legal fees and disbursements, relating to the negotiation, preparation and closing of this Purchase Agreement. On each

Settlement Date, the Seller shall pay to the Agent an amount equal to the sum of the Program Fees, Commitment Fees and Additional Amounts with respect to the immediately preceding Settlement Period from Collections in accordance with Section 2.04.

Section 2.04. Settlement Procedures.

(a)            Deemed Collections.  If on any day the Outstanding Balance of a Receivable is reduced or cancelled as a result of a Dilution Factor, the Seller shall be deemed to have received on such day a Collection of such Receivable in an amount equal to the Outstanding Balance of such Diluted Receivable.  If the Seller is on any day deemed to have received Collections pursuant to this Section 2.04(a), the Seller shall deposit an amount of funds equal to such deemed Collections into the Collection Account as and when required in accordance with Section 2.04(c) or (d) below.

(b)            Daily Allocation of Collections.  Before the Termination Date, on each Business Day during a Settlement Period, the Servicer shall determine the Collections of Receivables received on such day and shall:

(i)            first, allocate to the making of a Reinvestment Purchase the amount required pursuant to Section 2.02(c) hereof;

(ii)            second, set aside on its books and records and hold in trust (but, prior to the occurrence of an Event of Termination, the Servicer shall not be required to segregate) for the Purchaser an amount equal to the product of (1) the aggregate of the Purchaser Interests, and (2) the amount of such Collections, for further application on the succeeding Settlement Date in accordance with Section 2.04(c) or (d) below; and

(iii)            third, pay the balance of such Collections, if any, to the Seller for its share of ownership therein.

(c)            Allocation of Collections on Settlement Dates Pre-Termination Date.  On each Settlement Date before the Termination Date, the Servicer shall deposit into the Collection Account all Collections set aside and held in trust pursuant to Section 2.04(b)(ii) above during the immediately preceding Settlement Period, and the Agent shall apply all such Collections as follows:

(i)            first, in payment of the following amounts in the following order, for allocation to the relevant Affected Parties (or in the case of clause (5), the Servicer): (1) Yield for such Settlement Period, (2) Commitment Fees for such Settlement Period, (3) Program Fees for such Settlement Period, (4) Additional Amounts for such Settlement Period, and (5) Servicer Fees for such Settlement Period;

(ii)            second, if a Purchase Excess then exists, an amount equal to any Purchase Excess, to be applied in reduction of outstanding Capital; and

(iii)            third, to the Seller in payment of the Purchase Price for a Reinvestment Purchase.

(d)            Allocation of Collections on Settlement Dates Post-Termination Date.  On each Settlement Date on and after the Termination Date, the Servicer shall deposit into the Collection Account all Collections during the immediately preceding Settlement Period (other than amounts allocated to a Reinvestment Purchase occurring prior to the Termination Date), and the Agent shall apply all such Collections as follows:

(i)            first, in payment of accrued and unpaid Yield with respect to such Settlement Period;

(ii)            second, in payment of outstanding Capital;

(iii)            third, in payment of the following amounts in the following order, for allocation to the relevant Affected Parties, or in the case of clause (4), the Servicer (to the extent then accrued and unpaid): (1) Commitment Fees, (2) Program Fees, (3) Additional Amounts, and (4) Servicer Fees;

(iv)            fourth, in payment of any other amounts due and payable to the Affected Parties; and

(v)            fifth, following the Final Collection Date, the balance to the Seller.

Section 2.05. Payments and Computations, Etc.  All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof without setoff or counterclaim no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to such account as the Agent may designate from time to time in writing.  The Seller and the Servicer shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited by such Person when due hereunder at 2% per annum above the Base Rate, payable on demand.  Such interest shall be retained by the Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Agent of such overdue amount to the Purchaser or the applicable Liquidity Provider, in which case such interest accruing after such date shall be for the account of, and distributed by the Agent to, the Purchaser or such Liquidity Provider.  All computations of interest and all computations of Yield (other than Yield calculated with reference to the Base Rate, which shall be made on the basis of a year of 365/366 days, as applicable), Commitment Fees, Program Fees, Servicer Fees and Additional Amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.  In no event shall any provision of this Purchase Agreement require the payment or permit the collection of Yield or interest in excess of the maximum permitted by applicable law.  In the event that any payment hereunder (whether constituting a payment of Capital, Yield or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.

Section 2.06. Yield Protection.  If due to either: (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation after the date hereof or (ii) the compliance by any Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof (in both cases other than with respect to taxes which shall be governed exclusively by Section 2.08), there shall be an increase in the cost to such Affected Party of accepting, funding or maintaining any Purchase hereunder, then the Seller shall, from time to time, within five (5) Business Days of demand by the Agent, pay to the Agent for the account of such Affected Party (as a third party beneficiary, in the case of any Affected Party other than the Purchaser), that portion of such increased costs incurred or amounts not received, which the Agent reasonably determines is attributable to accepting, funding and maintaining any Purchase hereunder.  In determining such amount, the Agent may use any reasonable averaging and attribution methods.  The applicable Affected Party (i) shall submit to the Seller a certificate describing in reasonable detail the basis for and the calculation of such increased costs incurred or amounts not received, which certificate shall, in the absence of manifest error, be conclusive and binding for all purposes and (ii) shall use reasonable commercial efforts to take such steps as may be readily taken on its part to minimize such increased costs or amounts not received, and which would not entail any material expenditures on such Affected Party’s part or otherwise be materially disadvantageous to it, in each case in the sole discretion of such Affected Party.

Section 2.07. Increased Capital.  (a) If any Regulatory Change occurring after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Party or reduces the rate of return on such capital, or such Affected Party reasonably determines that as a result of such Regulatory Change the amount of such capital is increased by or based upon the existence of the Purchaser’s agreement to make or maintain Purchases hereunder and other similar agreements or facilities or the agreement of any Liquidity Provider to make funds available to the Purchaser based on its agreements hereunder, then, within five (5) Business Days of demand by such Affected Party or the Agent, the Seller shall pay to such Affected Party (as a third party beneficiary, in the case of any Affected Party other than the Purchaser) or the Agent for the account of such Affected Party from time to time, as specified by such Affected Party or the Agent, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party or the Agent on behalf of such Affected Party reasonably determines such increase in capital to be allocable to the existence of the Purchaser’s agreements hereunder.  A certificate describing in reasonable detail the basis for and calculation of such amounts submitted to the Seller by such Affected Party or the Agent, shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b)            If any Affected Party shall incur any loss, cost or expense as a result of any reduction in Capital on any date other than a Settlement Date or as a result of the failure of any Capital Purchase to be made on the date specified in the applicable Capital Purchase Request for any reason, the Seller shall, upon demand by the Agent, pay the Agent for the account of such Affected Party the amount of such losses, costs and expenses. Such Affected Party shall submit to the Seller and the Agent a certificate as to such amounts, which certificate shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 2.08. Taxes.  (a) Any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Seller hereunder shall be made, in accordance with Section 2.05, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for net income taxes and franchise taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Affected Party by the State or States under the laws of which such Affected Party is organized or doing business (other than doing business solely by reason of having executed, delivered or performed its obligations, received payment or enforced its rights under this Purchase Agreement or any other Facility Document), or any political subdivision thereof (such non-excluded taxes, levies, imposts, deductions, charges and withholdings being “Indemnified Taxes”)).  If the Seller or the Servicer shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the Seller shall make an additional payment to such Affected Party in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer, as the case may be, shall make such deductions and (iii) the Seller or the Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and shall, within 30 days after the date of any payment of Indemnified Taxes, furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.  The Seller shall, within ten days of demand from the Agent demonstrating the payment of Indemnified Taxes by an Affected Party, indemnify such Affected Party from and against, and pay to such Affected Party, the full amount of any such Indemnified Taxes so paid.

(b)            In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Purchase Agreement or any instrument delivered hereunder.

(c)            Each Affected Party which is not organized under the laws of the United States or any State thereof shall, within thirty (30) days after such Affected Party becomes a party to or obtains rights under this Purchase Agreement or changes its funding office to a location outside of the United States, and prior to any payment being made by the Seller to such Affected Party (or to such office), deliver to the Seller (i) an IRS Form W-8BEN or W-8ECI, (or any successor form), as applicable; and (ii) such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in each case that permit the Seller to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. To the extent permitted by law, each such Affected Party shall submit to the Seller (copied to the Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Seller or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Seller. If an Affected Party fails to comply with this Section 2.08(c), it shall not be entitled to any additional payment pursuant to Section 2.08(a) to the extent that such additional payments under Section 2.08(a) result from the failure to comply with this Section 2.08(c).

(d)            If an Affected Party determines, in its sole discretion, that it has received a refund or credit of any amounts as to which it has been indemnified by the Seller pursuant to this Section 2.08, it shall pay over such refund or credit to the Seller net of all out-of-pocket expenses of such Affected Party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any applicable taxes payable in respect of such interest); provided, that the Seller, upon the request of such Affected Party, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Affected Party in the event such Affected Party is required to repay such refund to such taxing authority.  This Section 2.08 shall not be construed to require any Affected Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Seller or any other Person.

(e)            If an Affected Party requests indemnification or repayment under this Section 2.08, a certificate describing in reasonable detail such amounts and the basis for such Affected Party’s demand for such amounts submitted to the Seller and the Servicer by such Affected Party shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09. Rights Under Sale Agreement.  The Seller acknowledges that all of the Seller’s right, title and interest in, to and under the Sale Agreement are part of the Receivables Assets.  Accordingly, the Seller agrees that, after an Event of Termination, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Sale Agreement, to receive all amounts payable to Seller thereunder or in connection therewith, to consent to amendments, modifications or waivers thereof, and to direct, instruct or request any action thereunder, but in each case without any obligation on the part of the Agent or the Purchaser or any of their respective Affiliates to perform any of the obligations of the Seller under the Sale Agreement.  To the extent that the Seller enforces the Seller’s rights and remedies under the Sale Agreement, the Agent shall have the exclusive right to direct such enforcement by the Seller.  The assignment to the Agent pursuant to this Section 2.09 shall terminate upon the Final Collection Date; provided, however, that the rights of the Agent pursuant to such assignment with respect to rights and remedies in connection with any indemnification or any breach of any representation, warranty or covenant made by any Originator in the Sale Agreement shall be continuing and shall survive any termination of such assignment.

Section 2.10.  Seller Call.

(a)            So long as no Event of Termination or Incipient Termination Event has occurred and is continuing, and upon the satisfaction of the additional conditions set forth in clause (b) below, Seller may, at its option, on any Settlement Date, repurchase all, but not less than all, of the Transferred Receivables and Related Security at a call price (the “Call Price”) equal to the sum of (i) the Purchaser’s Capital at such time, (ii) any and all accrued and unpaid Yield and any Yield to accrue on the Purchaser’s Capital to and including the next Settlement Date, and (iii) any and all other fees, indemnities, breakage costs, and any and all other costs or expenses then owing to the Agent, the Purchaser, any Affected Party or any Indemnified Party hereunder or under any other Facility Document.  Seller shall give Agent written notice ten (10) Business Days prior to the Settlement Date that it will be making such repurchase.  Seller shall remit the Call Price to or at the direction of Agent and such payment shall not be effective until indefeasibly received by the Agent in full in cash.

(b)            The right of the Seller to make the repurchase set forth in clause (a) above is subject to the following conditions precedent:

(i)            both immediately before and after giving effect to the payment of the Call Price, the Seller is and will be Solvent; and

(ii)            the exercise of such repurchase would not be reasonably expected to have a material adverse effect on the Agent, any Purchaser, any Affected Party or any Indemnified Party.

Payment of the Call Price constitutes a representation and warranty by the Seller and Servicer that the conditions specified above are then satisfied and will be satisfied after giving effect thereto.

ARTICLE III

CONDITIONS OF PURCHASES

Section 3.01. Conditions Precedent to Initial Purchase.  The Agent shall have received each of the documents, instruments, opinions and other agreements listed on Exhibit H as a condition precedent to the initial Purchase.

Section 3.02. Conditions Precedent to All Purchases.  Each Purchase (including the initial Purchase) by the Purchaser from the Seller shall be subject to the further conditions precedent that on the date of each Purchase, each of the following shall be true and correct on the date of each such Purchase both before and after giving effect to such Purchase:

(a)            The representations and warranties contained in Article IV are correct in all material respects on and as of such day as though made on and as of such date, except to the extent such representations and warranties are expressly limited to an earlier date,

(b)            No event has occurred and is continuing, or would result from such Purchase which constitutes an Event of Termination or in the case of Capital Purchases only would constitute an Event of Termination but for the requirement that notice be given or time elapse or both, and

(c)            In the case of a Capital Purchase, after giving effect to such Purchase, the aggregate outstanding Capital shall not exceed the lesser of (i) the Net Receivables Balance minus the Aggregate Reserves and (ii) the Purchase Limit.

Each delivery of a Capital Purchase Request to the Agent, and the acceptance by the Seller of the Purchase Price with respect to any Purchase, shall constitute a representation and warranty by the Seller that, as of the date of such Purchase, both before and after giving effect thereto and the application of the proceeds thereof, each of the foregoing statements are true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Seller.  The Seller represents and warrants, on and as of the date of each Purchase (including each Reinvestment Purchase), as follows, each and all of which shall survive the execution and delivery of this Purchase Agreement:

(a)            Due Formation and Good Standing.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, the state of Delaware (which is Seller’s only state of organization).  The Seller (i) is duly qualified to conduct business and is in good standing in each other jurisdiction in which the nature of its business requires it to be so qualified; (ii) has the requisite power (corporate or otherwise) and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (iv) is in compliance with its organizational documents; (v) is in compliance with the applicable provisions of the Bank Secrecy Act as amended by Title III of the Patriot Act and the economic sanctions laws administered by OFAC; and (vi) is in compliance in all material respects with all other applicable provisions of law, subject to specific representations set forth herein regarding ERISA, tax and other laws.

(b)            Location of Chief Executive Office and Records.  As of the Closing Date, the current location of the Seller’s chief executive office, principal place of business, other offices, and the locations of all Records (including originals of all Contracts and other agreements or instruments evidencing or otherwise giving rise to the Receivables) are set forth in Schedule 4.01(b). During the prior five years (or such shorter time as the Seller has been in existence), except as set forth in Schedule 4.01(b), the Seller has not been known as or used any other name (fictitious, trade or otherwise). In addition, Schedule 4.01(b) lists the organizational identification number issued by Seller’s state of organization or states that no such number has been issued and lists the federal employer identification number of the Seller.

(c)            Due Authorization and No Conflict.  The execution, delivery and performance by it of this Purchase Agreement, the Sale Agreement and all other Facility Documents to which it is a party (i) are within its organizational powers; (ii) have been duly authorized by all necessary limited liability company or corporate action on its part; (iii) do not contravene any provision of such Person’s Charter Documents; (iv) do not violate any law, rule or regulation applicable to it; (v) do not conflict with (A) any material contractual restriction binding on it or its property or (B) any provision of the Credit Agreement binding on the Parent and its Subsidiaries; (vi) do not contravene any order, writ, judgment, award, injunction or decree binding on it or its property, and (vii) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties.

(d)            Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Purchase Agreement, the Sale Agreement or any other agreement, document or instrument to be delivered by it hereunder, except for filings under the UCC necessary to perfect the interests granted hereunder and under the Sale Agreement and except as have been made or obtained on or before the Effective Date and thereafter will be in full force and effect.

(e)            Enforceability of Facility Documents.  This Purchase Agreement, the Sale Agreement and the other Facility Documents to which it is a party have been duly executed and delivered on its behalf and constitute the legal, valid and binding obligation of it enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(f)            Litigation.  Except as set forth in Schedule 4.01(f), there are no actions, suits or proceedings pending, or to its knowledge threatened in writing, against it, or its property, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority, which (i) assert the invalidity of any Facility Document or any action to be taken by it in connection therewith, (ii) seek to prevent the consummation of the transactions contemplated by this Purchase Agreement and the other Facility Documents or (iii) if adversely determined, would reasonably be expected to have a Material Adverse Effect.  It is not in default with respect to any order of any court, arbitrator or Governmental Authority.

(g)            Accuracy of Information.  No Investor Report, Investment Certificate, Capital Purchase Request, certificate, report or other information (including any schedule hereto) furnished by it to the Agent, the Purchaser or any Liquidity Provider in connection with this Purchase Agreement is or shall be inaccurate in any material respect as of the date it is dated (except as otherwise disclosed to the Agent, Purchaser or Liquidity Provider at such time).

(h)            Account Information.  The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts, are specified in Schedule 4.01(h) (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.03(e)) and with respect to which all action required by Section 5.03(e) has been taken and completed.  The Seller has directed or caused each Obligor to be directed to make payment to a Lock-Box Account listed in Schedule 4.01(h) for which there is an effective and binding Lock-Box Agreement.  The Collection Account and the Lock-Box Accounts are the only accounts to which the Seller has directed Obligors to remit Collections of Receivables.

(i)            Perfection of Interest in Receivables and Receivables Assets; Eligibility.  The Sale Agreement constitutes the only agreement under which the Seller acquires any Receivables.  As of the time of each Purchase, each Receivable was acquired by the Seller free and clear of any Adverse Claim, and the Agent on behalf of the Purchaser has acquired a valid and perfected first priority ownership interest or security interest in each

Transferred Receivable and in the Related Security, Collections and other Receivables Assets with respect thereto, in each case free and clear of any Adverse Claim; and no effective financing statement or other instrument similar in effect, is filed in any recording office listing the Seller, or any Originator as debtor, covering any Transferred Receivable, Related Security, Collections or other Receivables Assets except such as may be filed in favor of the Agent (or in favor of the Originator and assigned to the Seller and then the Agent or in favor of the Seller and assigned to the Agent).

(j)            Solvency.  Both before and after giving effect to (i) the transactions contemplated by this Purchase Agreement and the other Facility Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is and will be Solvent. No event of the type described in Section 7.01(g) has been commenced or to its knowledge threatened in writing against it.

(k)            Limited Business.  Since its formation, the Seller has conducted no business other than (i) the purchase and receipt of Receivables and related assets from the Originators under the Sale Agreement, (ii) the assignment of Receivables Assets under this Purchase Agreement to finance any such purchases, and (iii) such other activities as are incidental to the foregoing.  The Facility Documents are the only agreements to which the Seller is a party.  The Seller does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

(l)            Taxes.  The Seller has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes prior to such taxes becoming delinquent, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings.

(m)            ERISA.  The Seller is in compliance with ERISA and Section 401 of the IRC and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA that would be reasonably expected to have a Material Adverse Effect.

(n)            Margin Regulations.  The Seller is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Seller owns no Margin Stock, and no portion of the proceeds of the purchase price for the Purchaser Interests sold hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Seller will not take or authorize to be taken any action that might cause any Facility Document to violate any regulation of the Federal Reserve Board.

(o)            Nonapplicability of Bulk Sales Laws.  No transaction contemplated by this Purchase Agreement or any of the Facility Documents requires compliance with any bulk sales act or similar law.

(p)            Investment Company Act.  The Seller is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)            Nonconsolidation.

(i)            The Seller is a limited purpose entity whose activities are restricted in its Charter Documents to those activities expressly permitted hereunder and under the other Facility Documents and the Seller has not engaged, nor does it presently engage, in any activity other than those activities expressly permitted hereunder and under the other Facility Documents, nor has the Seller entered into any agreement other than this Purchase Agreement, the other Facility Documents and, with the prior written consent of the Purchaser and the Agent, any other material agreement necessary to carry out more effectively the provisions and purposes hereof or thereof.

(ii)            The Seller maintains records and books of account separate from that of Parent, ACCO and each Originator, holds annual meetings and otherwise observes organizational formalities, has a business office separate from that of Parent, ACCO and each Originator and to the extent that the Parent, ACCO or the Originators share office space or services, the associated costs will be fairly and reasonably allocated among them.

(iii)            The financial statements and books and records of the Seller, Parent, ACCO and the Originators reflect the separate corporate existence of the Seller.

(iv)            (A) The Seller maintains its assets separately from the assets of Parent, ACCO and each Originator (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) the Seller’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of Parent, ACCO or any Originator, except for such commingling as is permitted under this Purchase Agreement and the other Facility Documents and (C) the separate creditors of the Seller will be entitled to be satisfied out of the Seller’s assets, prior to any value in the Seller becoming available to the Seller’s owners and the Seller shall not hold itself out as being liable for the debt of any other entity including Parent, ACCO and the Originators.

(v)            Except as otherwise expressly permitted hereunder, under the other Facility Documents and under the Seller’s Charter Documents, neither Parent,

ACCO nor any Originator (A) pays the Seller’s expenses, (B) guarantees the Seller’s obligations, or (C) advances funds to the Seller for the payment of expenses or otherwise.

(vi)            All business correspondence and other communications of the Seller are conducted in such Person’s own name, on its own stationery.

(vii)          The Seller does not act as agent for Parent, ACCO or any Originator, but instead each presents itself to the public as a limited liability company or a corporation, as the case may be, separate from each such member and independently engaged in the business permitted under such Person’s Charter Documents.

(viii)          The Seller maintains at least one independent manager, who (A) is not a Stockholder, director, officer, employee or associate, or any relative of the foregoing, of Parent, ACCO or any of its Subsidiaries or Affiliates (other than his or her service as independent director, special member or other similar capacity); (B) is not a beneficial owner at the time of the individual’s appointment, or at any time thereafter while serving in such capacity, of any voting securities of Parent, ACCO or any of their respective Subsidiaries or Affiliates; (C) is not affiliated with a significant customer, supplier or creditor of Parent, ACCO or any of their respective Subsidiaries or Affiliates; (D) is not affiliated with a company of which Parent, ACCO or any of their respective Subsidiaries or Affiliates is a significant customer or supplier; (E) does not have any significant personal services contract(s) with Parent, ACCO or any of their respective Subsidiaries or Affiliates (other than his or her service as independent director, special member or other similar capacity); and (F) is not a spouse, parent, sibling or child of any person describes in (A) through (E) above.

(ix)            The Charter Documents of the Seller require (A) the affirmative vote of the independent manager of the Seller before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Seller, and (B) the Seller to maintain (1) correct and complete books and records of account separate from those of Parent, ACCO or any Originator and (2) minutes of the meetings and other proceedings of its Stockholders and board of directors or managers, as applicable.

(r)            Servicing Software.  The Seller has all necessary licenses and rights to use the Servicing Software.

(s)            No Material Adverse Change.  Except as otherwise disclosed to the Agent in writing prior to the Closing Date, since September 30, 2007, there has been no material adverse change in the Seller’s business, properties or financial condition, in the ability of the Seller to perform its obligations hereunder or under any other Facility Document or in the collectibility of the Receivables.

(t)            Reasonably Equivalent Value; Protected Purchaser.  The Seller has given reasonably equivalent value to the Originator in consideration for the transfer to the Seller by the Originator of the Receivables and the Related Security, and such transfer was not made for or on account of an antecedent debt owed by the Originator to the Seller.  The Seller had no notice of any Adverse Claim with respect to the Receivables and the Related Security at the time of such transfer.

(u)            Sale of Goods.  Each Receivable represents part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

Section 4.02. Representations and Warranties of the Servicer.  ACCO, as Servicer, represents and warrants as to itself, on and as of the date of each Purchase (including each Reinvestment Purchase), as follows, each and all of which shall survive the execution and delivery of this Purchase Agreement:

(a)            Due Incorporation and Good Standing.  The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, the State of Delaware (which is the Servicer’s only state of incorporation).  The Servicer (i) is duly qualified to conduct business and is in good standing in each other jurisdiction in which the nature of its business requires it to be so qualified except where the failure to so qualify or be in good standing, individually or in the aggregate, would not have or result in a Material Adverse Effect; (ii) has the requisite power (corporate or otherwise) and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct except where the failure to have such licenses, permits, consents or approvals individually or in the aggregate, would not have or result in a Material Adverse Effect; (iv) is in compliance with its organizational documents; (v) is in compliance with the applicable provisions of the Bank Secrecy Act as amended by Title III of the Patriot Act and the economic sanctions laws administered by OFAC; and (vi) is in compliance with all other applicable provisions of law, including subject to specific representations set forth herein regarding ERISA, tax and other laws, except where the failure to comply, individually or in the aggregate, would not have or result in a Material Adverse Effect.

(b)            Location of Chief Executive Office and Records.  As of the Closing Date, the current location of the Servicer’s chief executive office, principal place of business and the locations of all Records (including originals of all Contracts or other agreements or instruments evidencing or otherwise giving rise to the Receivables) are set forth in Schedule 4.02(b).

(c)            Due Authorization and No Conflict.  The execution, delivery and performance by it of this Purchase Agreement, the Sale Agreement and all other Facility Documents to which it is a party (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action on its part; (iii) do not contravene any provision of its Charter Documents; (iv) do not violate any law, rule or regulation applicable to it; (v) do not conflict with any material contractual restriction binding on it or its property; (vi) do not contravene any order, writ, judgment, award, injunction or decree binding on it or its property, and (vii) do not result in or require the creation of any Adverse Claim.

(d)            Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Purchase Agreement, the Sale Agreement or any other agreement, document or instrument to be delivered by it hereunder, except for filings under the UCC hereto and except as have been made or obtained on or before the Effective Date and thereafter will be in full force and effect.

(e)            Enforceability of Facility Documents.  This Purchase Agreement, the Sale Agreement and the other Facility Documents to which it is a party have been duly executed and delivered on its behalf and constitute the legal, valid and binding obligation of it enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(f)            Litigation.  Except as set forth in Schedule 4.01(f), there are no actions, suits or proceedings pending, or to its knowledge threatened in writing, against it or its property, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority, which (i) assert the invalidity of any Facility Document or any action to be taken by it in connection therewith, (ii) seek to prevent the consummation of the transactions contemplated by this Purchase Agreement and the other Facility Documents or (iii) if adversely determined, would reasonably be expected to have a Material Adverse Effect.  It is not in default with respect to any order of any court, arbitrator or Governmental Authority.

(g)            Accuracy of Information.  No Investor Report, Investment Certificate, Capital Purchase Request, certificate, report or other information (including any schedule hereto) furnished by it to the Agent, the Purchaser or any Liquidity Provider in connection with this Purchase Agreement is or shall be inaccurate in any material respect as of the date it is dated (except as otherwise disclosed to the Agent, Purchaser or Liquidity Provider at such time).

(h)            Account Information.  The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts, are specified in Schedule 4.01(h) (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.03(e)) and with respect to which all action required by Section 5.03(e) has been taken and completed.  The Servicer has directed or caused each Obligor to be directed to make payment to a Lock-Box Account listed in Schedule 4.01(h) for which there is an effective and binding

Lock-Box Agreement.  The Collection Account and the Lock-Box Accounts are the only accounts to which Collections of Receivables are remitted by Obligors.

(i)            Eligibility.  Each Receivable included by the Servicer in the calculation of the Net Receivables Balance as notified by the Servicer to the Agent from time to time, including by any Investor Report or Investment Certificate, satisfies the requirements of eligibility contained in the definition of “Eligible Receivable.”

(j)            Servicing Software.  The Servicer has all necessary licenses and rights to use the Servicing Software.

(k)            No Material Adverse Change.  Except as otherwise disclosed to the Agent in writing prior to the Closing Date, since September 30, 2007, there has been no material adverse change in the Servicer’s business, properties or financial condition, in the ability of the Servicer to perform its obligations hereunder or under any other Facility Document or in the collectibility of the Receivables.

ARTICLE V

GENERAL COVENANTS

Section 5.01. Affirmative Covenants of the Seller and the Servicer.  From the Initial Purchase Date until the later of the Termination Date or the Final Collection Date, each of the Seller and the Servicer covenants and agrees, as to itself, unless the Agent shall otherwise consent in writing:

(a)            Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders with respect to all Transferred Receivables and the agreements and documents related thereto.

(b)            Preservation of Corporate Existence.  (i) Observe all procedures required by its Charter Documents, (ii) preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization and (iii) with respect to the Servicer, maintain, preserve and protect all of its assets and properties necessary to the conduct of its business, including all licenses, permits, charters and registrations, except, in each case with respect to the Servicer, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such rights, franchises, privileges and qualifications would have a Material Adverse Effect.

(c)            Offices; Books and Records; Audits. Each of the Seller and the Servicer shall (i) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Transferred Receivables in the event of the destruction of originals) and keep and maintain all documents, books, records and other information necessary or advisable for the collection of all Transferred Receivables; (ii) from time to time upon five Business Days’ prior notice to it and during regular business hours, permit the Agent, or the Agent’s agents or representatives, (A) to have access to all records, files, books of account, data bases and information pertaining to all Transferred Receivables and Related Security, including the Records, (B) to discuss matters relating to the Transferred Receivables or the Seller’s performance hereunder with any of its officers or employees having knowledge of such matters, and (C) to inspect, audit and to make extracts therefrom at the Seller’s expense, provided, however, that prior to an Event of Termination not more than one such audit or inspection per year shall be at the expense of the Seller, and provided further that no such prior notice shall be required if an Event of Termination has occurred and is continuing, and (iii) on an annual basis, cause to be delivered to the Agent, a report, substantially in the form of Exhibit I, prepared and delivered by the Servicer’s outside accountants with respect to agreed-upon procedures in accordance with Statement on Standards for Attestation Engagements No. 4, Agreed-Upon Procedures Engagements, comparing amounts set forth in the Investor Reports to supporting underlying documentation with the specific procedures and the adequacy thereof being agreed to by the Servicer and the Agent.

(d)            Performance and Compliance with Receivables and Credit and Collection Policy.  At its expense timely and fully perform and comply, in all material respects, with (i) all provisions, covenants and other promises required to be observed by it under the Transferred Receivables and the related Contracts giving rise thereto and (ii) the Credit and Collection Policy in regard to each Transferred Receivable.

(e)            Collections.  (i)  Instruct all Obligors of Transferred Receivables to cause all Collections to be deposited directly to the Collection Account or one of the Lock-Box Accounts and, if it shall receive any Collections (including any Collections deemed received pursuant to Section 2.04(a)), remit such Collections to the Collection Account or a Lock-Box Account in accordance with Section 6.02, (ii) cause each Lock-Box Account to be subject to a Lock-Box Agreement in substantially the form of Exhibit E and (iii) prevent the deposit of any funds other than Collections in respect of Transferred Receivables into any of the Collection Account and Lock-Box Accounts and, to the extent that any such funds are nevertheless deposited into any of such Collection Account and Lock-Box Accounts, promptly identify any such funds and remit such funds to the owner thereof.

(f)            Offices; Location of Records; Change in Name or Jurisdiction of Organization.  The Seller shall (i) keep its principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its Records concerning the Transferred Receivables at the address of the Seller set forth in Schedule 4.01(b) and not change its state of organization unless, upon at least 30 days’ prior written notice of a proposed change to the Agent, the Seller has taken all actions reasonably requested by the Agent to protect and perfect the interest of the Agent and the Purchaser in the Transferred Receivables, the Related Security, all Collections and any other Receivables Assets have been taken and completed and (ii) provide the Agent with at least 30 days’ written notice prior to making any change in the Seller’s name or making any other change in the Seller’s identity or legal entity structure (including a merger) which could render any UCC financing statement filed in connection with this Purchase Agreement ineffective to perfect the Purchaser’s interest in the Receivables or

“seriously misleading” as such term is used in the UCC; each notice pursuant to this sentence shall set forth the applicable change and the effective date thereof.

(g)            Purchasers’ Reliance/Separate Conduct of Business.  The Seller and the Servicer each acknowledges that the Agent and the Purchaser are entering into the transactions contemplated hereby in reliance upon the Seller’s identity as a separate legal entity from Parent, ACCO and the Originators.  Therefore, from and after the date of execution and delivery of this Purchase Agreement, the Seller shall take all reasonable steps including, without limitation, all steps that the Agent may from time to time reasonably request in connection with any change or development (or knowledge thereof) in the law or circumstances related to substantive consolidation, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of Parent, ACCO and the Originators and not just a division of Parent, ACCO or an Originator, including, without limitation, (a) maintain separate records and books of account from those of Parent, ACCO and the Originators; (b) conduct its business from an office separate from those of Parent, ACCO and the Originators and to the extent that the Parent, ACCO or the Originators share office space or services, the associated costs will be fairly and reasonably allocated among them; (c) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, not be made in the name of Parent, ACCO or any Originator; (d) have stationery and other business forms separate from those of Parent, ACCO or any Originator; (e) not hold itself out as having agreed to pay, or as being liable for, the obligations of Parent, ACCO or any Originator; (f) not engage in any transaction with Parent, ACCO or an Originator except as permitted or contemplated by this Purchase Agreement or as permitted or contemplated by the Sale Agreement; (g) continuously maintain as official records its resolutions, agreements and other instruments underlying the transactions contemplated by this Purchase Agreement; (h) disclose on its annual financial statements the effects of the transactions contemplated by this Purchase Agreement in accordance with generally accepted accounting principles and (i) otherwise operate its business and perform its obligations under the Facility Documents in a manner consistent with the factual assumptions described in the legal opinion of Skadden, Arps, Meagher & Flom, LLP pertaining to nonconsolidation as delivered on the Closing Date unless Skadden, Arps, Meagher & Flom, LLP shall have delivered to the Agent an opinion acknowledging such inconsistencies but reaffirming the conclusions set forth in its legal opinion delivered on the Closing Date.  The Servicer shall take such actions as may be necessary to ensure compliance with the foregoing and that the Seller’s covenants in this Section 5.01(g) are not violated by any actions on the part of the Servicer.

(h)            License for Use of Software and Other Intellectual Property.  (i) Unless prohibited by the licensor thereof or any provision of applicable law, if any, the Seller hereby grants to the Agent, solely for the purposes of collection of the Receivables and enforcement of their rights under the Facility Documents, at such time as the Agent shall be entitled to do so, a non-exclusive license to use, without charge to the Seller (but subject to the payment of royalties to any third party licensor under the terms of such license agreement based on use by the Agent of any licensed items):

(A)            the Seller’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, and licenses thereto, and

(B)            the Seller’s owned or licensed trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, trade names, rights of use of any name, fictitious names (including the goodwill connected with the use of and symbolized by any such trademarks, service marks and trade names), patents, patent applications, inventions, designs, trade secrets, copyrights, copyright applications, including customer lists, credit files, correspondence, and advertising materials or any property of a similar nature; in each case, to the extent that the items in subsections (A) and (B) (the “Intellectual Property”) pertain to the use of such items in connection with the advertising for sale, selling any of the Transferred Receivables and solely after an Event of Termination collection of the Receivables and enforcement of the Agent’s rights under the Facility Documents,

(ii)            The Seller agrees that the Seller’s rights under such licenses and franchise agreements as are granted under this Section 5.01(h)(ii) shall inure to the Agent’s benefit. To the extent the grant of the aforesaid license described is expressly prohibited by the licensor thereof, the Seller shall exercise its commercially reasonable efforts to obtain the consent of such licensor to the Seller’s grant to the Agent of such license.  Even where use is permitted, the Agent agrees not to use any such license without giving the Seller prior notice and unless an Event of Termination has occurred and is continuing.

(iii)            The foregoing license is subject to the following conditions and limitations: (A) the Agent agrees that any Intellectual Property which is a trade secret of Seller or otherwise maintained in confidence by the Seller, shall be maintained in confidence by Agent and shall not be disclosed to any person or entity other than employees and contractors of Agent who have a “need to know” such information and who have been apprised on this restriction, and Agent shall be liable for any breach of this undertaking  by its employees or contractors, (B) with respect to Intellectual Property which is licensed to Seller, Agent agrees to abide by any applicable restrictions on use in the applicable license agreement which would be binding upon the Seller, were it using the licensed Intellectual Property in a similar manner and (C) with respect to any trademarks, service marks or trade names subject to the license granted hereunder, Agent agrees that the license shall be subject to sufficient rights of quality control and inspection in favor of Seller to avoid the risk of invalidation of such trademarks.  The license shall run for as long as this Purchase Agreement is in effect.

Section 5.02. Reporting Requirements of the Seller and the Servicer.  From the Initial Purchase Date until the later of the Termination Date or the Final Collection Date, the Seller and the Servicer will or will cause Parent to, as applicable, unless the Agent shall otherwise consent in writing, furnish to the Agent:

(a)            Financial Statements.  Unless otherwise available in filings made with the Securities and Exchange Commission and available to the public through EDGAR:

(i)            Annual Financial Statements.  Within 90 days after each fiscal year of Parent, a copy of the annual audited financial statements of Parent for the fiscal year then ended, setting forth in comparative form the corresponding figures of the previous annual audit, all in reasonable detail, certified by (a) any of Deloitte Touche Tohmatsu, PricewaterhouseCoopers, Ernst & Young LLP or KPMG LLP or (b) such other independent certified public accountant or firm of independent certified public accountants as shall be selected by ACCO with the written approval of the Agent, and prepared in conformity with generally accepted accounting principles.

(ii)            Quarterly Financial Statements.  Within 60 days after each quarter (except the last quarter) of each fiscal year of Parent, a copy of the unaudited financial statements of Parent for the fiscal quarter then ended, setting forth in comparative form the figures for the corresponding period of the preceding fiscal year and prepared in the same manner as the report referred to in the preceding clause (a)(i), signed by a Responsible Officer of ACCO.

(b)            Event of Termination.  Provide to the Agent, as soon as reasonably practicable and in any event within two (2) Business Days after the Seller or the Servicer obtains knowledge of the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, the statement of a Responsible Officer of such Person setting forth details of such Event of Termination or event and the action which such Person has taken and proposes to take with respect thereto.

(c)            Investor Reports; Investment Certificates.  Provide to the Agent (a) an Investor Report (i) on or prior to the second Business Day prior to each Settlement Date with respect to the most recently ended Monthly Period and (ii) following an Event of Termination, at such other times as the Agent may from time to time reasonably request with respect to such periods of time as the Agent may specify and (b) at the time of each Capital Purchase, prior to or concurrently with the delivery of the Capital Purchase Request, an Investment Certificate which updates the most recent Investor Report to set forth revised calculations of the Net Receivables Balance, the Aggregate Reserves and the Purchaser Interest after giving effect to such Capital Purchase.

(d)            Reporting on Litigation and Adverse Effects.  As soon as practicable, and in any event within five Business Days after a Responsible Officer of the Seller or the Servicer becomes aware thereof, give the Agent written notice of (x) the commencement of all actions, suits and proceedings before any Governmental Authority or arbitrator affecting the Seller or the Servicer that (i) seeks injunctive or similar relief which would be reasonably likely to have a Material Adverse Effect or (ii) in the reasonable judgment of the Seller or the Servicer, expose the Seller or the Servicer to liability in an amount which would be reasonably likely to have a Material Adverse Effect or (y) the settlement of any litigation which would be reasonably likely to have a Material Adverse Effect.

(e)            ERISA.  Provide to the Agent, promptly and in no event more than three (3) Business Days after the Seller or the Servicer obtains knowledge of the occurrence thereof, notice of any ERISA Event.

(f)            New Financial Covenants.  Provide to the Agent, as soon as reasonably practicable, and in any event within three (3) Business Days after the effectiveness thereof, a copy of any amendments to the Credit Agreement, or any successor revolving credit facilities, together with a written description of any changes in financial covenants or New Financial Covenants.

(g)            Other Information.  As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Person as the Agent may from time to time reasonably request in order to protect the interests of the Agent, the Purchaser or any Liquidity Provider under or as contemplated by this Purchase Agreement.

Section 5.03. Negative Covenants of the Seller.  From the Initial Purchase Date until the later of the Termination Date or the Final Collection Date, the Seller covenants and agrees with respect to itself that it shall not, without the written consent of the Agent:

(a)            Sales, Liens, Etc. Against Receivables and Related Assets.  Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist, any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security or Collections, or any Lock-Box Account, or assign any right to receive income in respect thereof, other than liens for taxes not yet due and payable and other than as contemplated by this Purchase Agreement or the other Facility Documents.  The Seller will not cause or permit the Originator to grant, create, incur or suffer to exist any Adverse Claims upon or with respect to any inventory the sale of which may give rise to a Transferred Receivable unless it obtains or causes the relevant Person to obtain express agreements from the holders of such Adverse Claims that no such Adverse Claims extend to any of the Transferred Receivables, the other Related Security or the Lock-Box Accounts.

(b)            Change in Business or Credit and Collection Policy.  (i) Engage in any business other than the purchase of Receivables Assets from the Originators under the Sale Agreement and activities incidental thereto; (ii)  make any change in the character of its business, (iii) make any change in the Credit and Collection Policy that would result in a material adverse effect on the collectibility of the Receivables Assets or the Purchaser’s and the Agent’s interests in the Receivables Assets, and (iv) without prior written notice to the Agent, make any material change in, or allow the Servicer or any Originator to make any material change in, the Credit and Collection Policy.

(c)            Extension or Amendment of Receivables.  Except as otherwise permitted in Section 6.02 and the Credit and Collection Policy, extend, amend, or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition related to the payment or collection of any Contract related thereto.

(d)            Merger, Consolidation, Etc.  Sell any equity interest to any Person (other than one of its Affiliates) or consolidate with or merge into or with any Person, or purchase or otherwise acquire all or substantially all of the assets or capital stock, or other ownership interest of, any Person or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, except as expressly permitted or contemplated under the terms of this Purchase Agreement.

(e)            Change in Payment Instructions to Obligors; Lock-Box Agreements.  Add or terminate any bank as a Lock-Box Bank from those listed in Schedule 4.01(h) or make any change in its instructions to Obligors with respect to the Transferred Receivables regarding payments to be made to any Lock-Box Account at a Lock-Box Bank, unless the Agent shall have received (i) 30 days’ prior notice of such addition, termination or change; (ii) written confirmation from the Seller that after the effectiveness of any such termination, there shall be at least one (1) Lock-Box Account in existence; and (iii) prior to the effective date of such addition, termination or change, (x) executed copies of Lock-Box Agreements executed by each new Lock-Box Bank, the Seller, the Servicer and the Agent and (y) copies of all agreements and documents signed by the Seller, the Servicer or an Originator, as applicable, or otherwise provided by the respective Lock-Box Bank with respect to any new Lock-Box Account.

(f)            Change in Name or Jurisdiction of Organization.  Make any change to its name or use any trade names, fictitious names, assumed names or “doing business as” names or change its jurisdiction of organization unless the Seller shall have (i) given at least 30 days’ prior written notice to the Agent and (ii) taken and completed all action required by Section 5.01(f).

(g)            Indebtedness; Guarantees.  (i) Create, incur, assume or suffer to exist any indebtedness or other obligations except for (w) indebtedness to the Agent, the Purchaser, any Originator, the Servicer or any Affected Party expressly contemplated hereunder, (x) indebtedness to the Originator pursuant to the Sale Agreement or any other Facility Document (y) deferred taxes or (z) indebtedness for ordinary course expenses not to exceed $10,000 in the aggregate at any time or (ii) guarantee, endorse or otherwise be or become contingently liable (including by agreement to maintain balance sheet tests) in connection with the obligations of any other Person, except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

(h)            Limitation on Transactions with Affiliates.  Enter into, or be a party to any transaction with any Affiliate of the Seller, except for:

(i)            the transactions contemplated by the Sale Agreement and the other Facility Documents;

(ii)            to the extent not otherwise prohibited under this Purchase Agreement, other transactions in the nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to the Seller than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; and

(iii)            transactions between the Seller and the Originator, which transactions consist of ordinary course of business transactions between a parent corporation and its subsidiary.

(i)            Facility Documents.  Terminate, amend or otherwise modify any Facility Document or grant any waiver or consent thereunder.

(j)            Organizational Documents. Change, amend, alter or otherwise modify its Charter Documents without the prior written consent of the Agent.

(k)            Investments.  Except as otherwise expressly permitted hereunder or under the other Facility Documents, make any investment in, or make or accrue loans or advances of money to, any Person, including any Stockholder, director, officer or employee of the Seller, Parent, ACCO, the Originators or any of Parent’s, ACCO’s or the Originators’ other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to the Transferred Receivables, investments of Collections or other funds in Permitted Investments.

(l)            ERISA.  The Seller shall not and shall not cause or permit any of its ERISA Affiliates to cause or permit to occur an ERISA Event or any other event that could result in the imposition of a Lien on the Transferred Receivables under Section 412 of the IRC or Section 302 or 4068 of ERISA.

(m)            Actions Affecting Rights.  The Seller shall not (i) take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights hereunder or under the other Facility Documents, including rights with respect to the Receivables Assets; (ii) except as permitted under this Purchase Agreement and the other Facility Documents, waive or alter any rights with respect to the Receivables Assets (or any agreement or instrument relating thereto); or (iii) fail to pay any tax, assessment, charge, fee or other obligation with respect to the Receivables Assets, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the perfected title of the Agent to or security interest in, and the beneficial ownership or security interest of the Agent in, the Receivables Assets or, prior to a Purchase hereunder, the Seller’s right, title or interest therein.

Section 5.04. Negative Covenants of the Servicer.  From the Initial Purchase Date until the later of the Termination Date or the Final Collection Date, the Servicer will not, without the written consent of the Agent:

(a)            Sales, Liens, Etc. Against Receivables and Related Assets.  Assert any ownership interest in any of the Receivables Assets.

(b)            Change in Business or Credit and Collection Policy.  Make any change in the Credit and Collection Policy that would result in a material adverse effect on the collectibility of the Receivables Assets or the Purchaser’s and the Agent’s interests in the Receivables Assets, and without prior notice to the Agent, make any material change in, or allow the Servicer or any Originator to make any material change in, the Credit and Collection Policy.

(c)            Extension or Amendment of Receivables.  Except as otherwise permitted in Section 6.02 and the Credit and Collection Policy, extend, amend, or otherwise modify the terms of any purchased Receivable, or amend, modify or waive any term or condition related to the payment or collection of any Contract related thereto.

(d)            Change in Payment Instructions to Obligors; Lock-Box Agreements.  Add or terminate any bank as a Lock-Box Bank from those listed in Schedule 4.01(h) or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account at a Lock-Box Bank, unless the Agent shall have received (i) 30 days’ prior notice of such addition, termination or change; (ii) written confirmation from the Seller that after the effectiveness of any such termination, there shall be at least one (1) Lock-Box Account in existence; and (iii) prior to the effective date of such addition, termination or change, (x) executed copies of Lock Box Agreements executed by each new Lock-Box Bank, the Seller, the Servicer and the Agent and (y) copies of all agreements and documents signed by the Seller, the Servicer or an Originator, as applicable, or otherwise provided by the respective Lock Box Bank with respect to any new Lock Box Account.

ARTICLE VI

ADMINISTRATION OF RECEIVABLES

Section 6.01. Designation of Servicer.  (a) The servicing, administering and collection of the Receivables shall be conducted by the Servicer so designated from time to time in accordance with this Section 6.01.  Until the Agent gives notice to the Seller and the Servicer of the designation of a new Servicer following a Servicer Default, ACCO is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  The Agent may at any time following a Servicer Default designate as Servicer any Person (including itself) to succeed ACCO or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. ACCO agrees that, upon its replacement as Servicer by the Agent, it will take such actions as the Agent may reasonably require and otherwise cooperate with the Agent and the successor Servicer in effecting the termination of its responsibilities and rights as Servicer hereunder, including, without limitation, (i) assisting the successor Servicer in enforcing all rights under the Receivables and Related Security, (ii) transferring, promptly upon receipt, to the successor Servicer any Collections or other amounts related to the Receivables received by ACCO, (iii) transferring to the successor Servicer all Records held by or under the control of ACCO to the extent permitted by applicable agreement and by law and (iv) following the replacement of ACCO as Servicer, permit the successor Servicer to have access to all tapes, discs, diskettes and related property containing information concerning the Receivables and the Records and permit the successor Servicer to use all computer software that may facilitate the Servicer’s access to and use of such information to the extent permitted by applicable agreements or by law, provided, however, that the Seller will use its commercially reasonable efforts to obtain consents from licensors if necessary to permit the successor Servicer’s use of computer software.  Upon the replacement of ACCO as Servicer, ACCO shall no longer be entitled to the Servicer Fee accruing from and after the effective date of such replacement.

(b)            ACCO shall be permitted to delegate any of its duties or responsibilities as Servicer to any Affiliate, and may delegate such duties to other parties as are customarily outsourced to third parties, provided that no such delegation shall relieve ACCO from any obligations hereunder and ACCO shall remain primarily liable for the full and prompt performance of its duties and responsibilities hereunder. If at any time the Agent shall designate as Servicer any Person other than ACCO, all duties and responsibilities theretofore delegated by ACCO may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to ACCO and the Seller.

(c)            Notwithstanding the foregoing subsection (b), (i) ACCO shall be and remain primarily liable to the Agent and the Purchaser for the full and prompt performance of all duties and responsibilities as the Servicer hereunder until a new Servicer is designated pursuant to Section 6.01 and (ii) the Agent and the Purchaser shall be entitled to deal exclusively with ACCO in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder until a new Servicer is designated pursuant to Section 6.01. The Agent and the Purchaser shall not be required to give notice, demand or other communication to any Person other than the Person acting as Servicer in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. At all times that ACCO is the Servicer, it shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Purchase Agreement.

Section 6.02. Duties of the Servicer.  (a) The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect each Receivable from time to time and to enforce collection of the Receivables Assets, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  Each of the Seller, the Purchaser, each Liquidity Provider and the Agent hereby appoints as its nominee the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Receivables and the Related Security.  The Servicer is authorized to (i) in accordance with the Credit and Collection Policy, alter, amend or modify the terms of any Transferred Receivable, provided that no such modification shall have the effect of any Transferred Receivable becoming an Eligible Receivable if such Transferred Receivable was not an Eligible Receivable prior to such modification or would have ceased to be an Eligible Receivable but for such modification, and (ii) after any Transferred Receivable becomes a Defaulted Receivable and to the extent permitted under and in compliance with applicable law, commence proceedings with respect to the enforcement of payment of any such Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Transferred Receivable.  In no event shall the Servicer be entitled to make the Agent, the Purchaser or any Liquidity Provider a party to any litigation without the Agent’s express prior written consent.  Each of the Seller, each Originator, the Agent and the Purchaser shall furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

(b)            The Servicer shall collect or cause to be collected, at its sole cost and expense in consideration of the Servicer Fee, all amounts due or to become due under the Receivables Assets, and shall set aside for the account of the Purchaser and the Liquidity Providers the

Collections of Receivables in accordance with Section 2.04, provided, that, until the Agent notifies the Servicer to the contrary following an Event of Termination, neither the Servicer nor the Seller shall be required to segregate the funds constituting Collections prior to the remittance or deposit thereof into the Collection Account in accordance with Section 2.04.  At any time following an Event of Termination, the Agent may require the Servicer and the Seller to segregate and deposit the Collections of Receivables into the Collection Account or such other account as shall have been designated by the Agent, or set aside for the Purchaser and the Liquidity Providers, within two Business Days following receipt by the Servicer of such Collections.  The Seller shall deliver to the Servicer, and the Servicer shall hold in trust for the Seller, the Purchaser and the Liquidity Providers in accordance with their respective interests, all Records.  Notwithstanding anything to the contrary contained herein, at any time after an occurrence of an Event of Termination, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action to enforce collection of any Transferred Receivable or to foreclose upon or repossess any Related Security; provided that the Agent has given the Servicer five (5) Business Days’ prior notice and during such notice period the Outstanding Balance of such Receivable has not been reduced to zero.  The Servicer’s authorization under this Purchase Agreement shall terminate on the Final Collection Date.  The Servicer shall perform and observe all the terms and provisions of the Contracts to be performed or observed by it, and maintain the Contracts in full force and effect.

(c)            Upon discovery by the Servicer or the Buyer that the Servicer has breached Section 6.02(a) and such breach materially impairs the value of the applicable Transferred Receivable, the party discovering the same shall give prompt written notice thereof to the other parties hereto. The Servicer shall, if requested by notice from the Buyer, on the first Business Day following receipt of such notice, repurchase such Transferred Receivable from the Buyer for cash in an amount equal to the Outstanding Balance of such Transferred Receivable.

Section 6.03. Rights of the Agent.  (a) The Seller hereby transfers to the Agent control and ownership of each Lock-Box Account, and the Seller hereby agrees to take any further action necessary that the Agent may reasonably request to effect such transfer.  The Agent is hereby authorized, at any time after an occurrence of an Event of Termination, to notify any or all of the Lock-Box Banks to remit all amounts deposited in the applicable Lock-Box Accounts directly to the Agent or its designee.  At any time following an Event of Termination (provided that the Agent has given the Seller five (5) Business Days’ notice, and during such notice period the event or condition giving rise to the Event of Termination has not been cured), or a Servicer Default, or the designation of a Servicer other than ACCO pursuant to Section 6.01, (i) the Agent may notify (or may direct the Servicer to notify) at any time the Obligors of Transferred Receivables, or any of them, of the Purchaser’s and the Liquidity Providers’ interest in Receivables Assets and direct such Obligors, or any of them, that payment of all amounts payable under any Transferred Receivable be made directly to the Agent or its designee; (ii) the Seller shall, at the Agent’s request and at the Seller’s expense, give notice of the Purchaser’s and the Liquidity Providers’ interest in Transferred Receivables to each Obligor and direct that payments be made directly to the Agent or its designee; and (iii) each of the Seller, the Purchaser and the Liquidity Providers hereby authorizes the Agent to take any and all steps in the Seller’s name and on behalf of the Seller, the Purchaser and the Liquidity Providers necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all

Transferred Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections and enforcing such Transferred Receivables.

(b)            The Agent shall not terminate any bank as a Lock-Box Bank from those listed in Schedule 4.01(h) or make any change in its instructions to Obligors with respect to the Transferred Receivables regarding payments to be made to any Lock-Box Account at a Lock-Box Bank, unless an Event of Termination has occurred.

Section 6.04. Responsibilities of the Seller.  Anything herein to the contrary notwithstanding, the Seller shall (i) perform all of its obligations under the Receivables to the same extent as if Receivables Assets had not been assigned hereunder and the exercise by Agent of its rights hereunder shall not relieve Seller from such obligations and (ii) pay when due any taxes, including without limitation, sales, excise and personal property taxes payable in connection with the Receivables.  None of the Agent, the Purchaser or the Liquidity Providers shall have any obligation or liability with respect to any Receivables or Receivables Assets, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder.

Section 6.05. Further Action Evidencing Agent’s Interest.  Each of the Seller and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further actions that the Agent may reasonably request in order to perfect, protect or more fully evidence the interest of the Agent granted hereunder or enable the Agent to exercise or enforce any of its rights hereunder.  Without limiting the generality of the foregoing, within thirty (30) days after the Closing Date, each of the Seller and the Servicer will (i) mark its master data processing records evidencing such Receivables with a legend, reasonably acceptable to the Agent, evidencing that an interest therein has been assigned to the Agent under this Purchase Agreement, (ii) direct all inquires regarding the Receivables to a Responsible Officer for further details, and (iii) upon the request of the Agent, prepare and file such financing statements, continuation statements or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Agent may reasonably request in order to maintain perfection of the security interest of the Purchaser in the Receivables Assets.  The Seller hereby authorizes the Agent, prior to the Final Collection Date, to file one or more financing statements, continuation statements and amendments thereto and assignments thereof, relative to all or any of the Receivables and the Related Security now existing or hereafter arising without the signature of the Seller where permitted by law.   If the Seller or Servicer fails to perform any of its agreements or obligations under this Purchase Agreement and if such failure is continuing, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller or the Servicer, as applicable, upon the Agent’s demand therefor.

ARTICLE VII

EVENTS OF TERMINATION

Section 7.01. Events of Termination.  If any of the following events (“Events of Termination”) shall occur:

(a)            The Seller or the Servicer shall fail to make any payment or deposit to be made by it hereunder when due and payable and any such failure shall remain unremedied for one (1) Business Day after the earlier of (i) knowledge by a responsible officer of the Seller or (ii) written notice thereof has been given by the Agent to the Seller; or

(b)            The Seller shall fail to perform or observe any term, covenant or agreement contained in this Purchase Agreement or any other Facility Document on its part to be performed or observed and any such failure shall remain unremedied for ten (10) Business Days after the earlier of (i) knowledge by a responsible officer of the Seller or (ii) written notice thereof has been given by the Agent to the Seller; or

(c)            The Parent, Servicer or any Originator shall fail to perform or observe any term, covenant or agreement contained in this Purchase Agreement, the Sale Agreement, the Performance Guaranty or any other Facility Document on its part to be performed or observed and any such failure shall remain unremedied for ten (10) Business Days after the earlier of (i) knowledge by a Responsible Officer of the Parent, Servicer or applicable Originator or (ii) written notice thereof has been given by the Agent to the Parent, Servicer or applicable Originator; or

(d)            The Seller or the Servicer shall fail to deliver an Investor Report or Investment Certificate as required by Section 5.02(c) hereof and such failure shall remain unremedied for two (2) Business Days after the earlier of (i) knowledge by a responsible officer of the Seller or (ii) written notice thereof has been given by the Agent to the Seller; or

(e)            Any representation or warranty made or deemed to be made by the Parent (or any of its officers) under or in connection with the Performance Guaranty or the Seller or the Servicer (or any of its officers) under or in connection with this Purchase Agreement, any Investor Report, any Investment Certificate, any Capital Purchase Request or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

(f)            Except to the extent permitted by the terms hereof, the Purchaser shall cease to have a valid and perfected first priority security interest in each Receivable and the Related Security and Collections with respect thereto; or

(g)            (i) The Seller, Parent, ACCO, any Originator or the Servicer shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Parent, ACCO, any Originator or the Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, and, in the case of any such involuntary proceeding instituted against Parent, ACCO, any Originator or the Servicer (but not instituted by Parent, ACCO, any Originator or the Servicer), such proceeding shall remain either undismissed or unstayed for a period of 60 days; or (ii) the Seller’s, Parent’s, ACCO’s, any Originator’s, or the Servicer’s Board of Directors shall vote affirmatively to authorize any of the actions set forth in clause (i) above in this subsection (g); or

(h)            As of the last day of any Monthly Period, (1) the average of the respective Delinquency Ratios determined as of each of the three then most recently ended Monthly Periods shall exceed 5.00%, (2) the average of the respective Default Ratios determined as of each of the three then most recently ended Monthly Periods shall exceed 9.50%, (3) the average of the respective Dilution Ratios determined as of each of the three then most recently ended Monthly Periods shall exceed 18.00%, or (4) the average of the respective Loss-to-Liquidation Ratios determined as of each of the three then most recently ended Monthly Periods shall exceed 1.00%; or

(i)            As of the close of business on any date, the sum of (i) the aggregate Capital plus (ii) the Aggregate Reserves would exceed the Net Receivables Balance (after giving effect to any increases or reductions to Capital on such date) and such excess shall remain outstanding for two (2) Business Days; or

(j)            There shall have occurred any event which materially adversely affects the collectibility of the Transferred Receivables, taken as a whole, or there shall have occurred any other event which materially adversely affects the ability of the Servicer to collect Receivables or the ability of the Servicer, any Originator or the Seller to perform its obligations under this Purchase Agreement or the other Facility Documents to which it is a party; or

(k)            At any time, a Change of Control shall occur; or

(l)            (x) The Seller shall fail to pay any principal of or premium or interest on any indebtedness for borrowed money when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (y) Parent, ACCO or any Originator shall fail to pay any principal of or premium or interest on any indebtedness for borrowed money having a principal amount of $20,000,000 or greater when the same becomes due and payable after the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and, with respect to clause (y), the maturity of such indebtedness for borrowed money has been accelerated, and such acceleration has not been rescinded; or

(m)            The occurrence of a Financial Covenant Default and the maturity of the indebtedness for borrowed money outstanding under the Credit Agreement has been accelerated, and such acceleration has not been rescinded; or

(n)            A final judgment or judgments for the payment of money in excess of $20,000,000 in the aggregate at any time outstanding shall be rendered against the Servicer, Parent, ACCO, any Originator or any Affiliate thereof and the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(o)            Any judgment or order for the payment of money shall be rendered against the Seller; or

(p)            Any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, Parent or ACCO (other than a Lien (i) limited by its terms to assets other than Transferred Receivables, (ii) not materially adversely affecting the financial condition of such Originator, the ability of Parent to perform under the Performance Guaranty or the ability of ACCO to perform as Servicer hereunder or (iii) the validity of which is being contested in good faith by appropriate proceedings); or

(q)            Any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Seller, other than a lien the validity of which is being contested in good faith by appropriate proceedings; or

(r)            The Seller shall have received an Election Notice pursuant to Section 2.01(a) of the Sale Agreement;

then, and in any such event, the Agent, on behalf of the Purchaser may, by notice to the Seller declare the Termination Date to have occurred, except that, in the case of any event described in clause (i) of subsection (g) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.  Upon any such declaration or automatic occurrence, the Agent and the Purchaser shall have, in addition to all other rights and remedies under this Purchase Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.  Upon the occurrence of the Termination Date, all indebtedness and other liabilities and obligations of the Seller to the Purchaser and/or the Agent, arising under or in connection with this Purchase Agreement and the other Facility Documents (including, without limitation, (x) all Capital and (y) Yield, fees, expense reimbursements, indemnifications, and other amounts due or to become due under this Purchase Agreement) shall be immediately due and payable; it being understood that Capital shall be payable only out of amounts received in respect of the Receivables Assets and amounts otherwise payable pursuant to the terms of this Purchase Agreement, including, without limitation, the amounts payable pursuant to Article VIII.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Indemnities by the Seller.  Without limiting any other rights which any Affected Party may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser, BTMU, individually and in its capacity as Agent, and any Liquidity Provider (the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by such Indemnified Party to the extent relating to or arising from any of the following:

(a)            reliance on any representation or warranty made or deemed made by the Seller or the Servicer on its behalf (or any of its officers) under or in connection with this Purchase Agreement or any other Facility Document to which it is a party or on any other information delivered by the Seller (or the Servicer on its behalf) pursuant hereto or thereto that shall have been incorrect in any material respect when made or deemed made or delivered;

(b)            the failure by the Seller to comply with any term, provision or covenant contained in this Purchase Agreement, the Sale Agreement or any other Facility Document to which it is party or with any applicable law, rule or regulation with respect to any Transferred Receivable or the Related Security, or the nonconformity of any Transferred Receivable or the Related Security with any such applicable law, rule or regulation;

(c)            any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise and/or services the sale, lease or provision of which gave rise to any Transferred Receivable;

(d)            the failure to pay when due any taxes, including, without limitation, sales, excise or personal property taxes payable by the Seller, ACCO or any Originator in connection with the Receivables Assets and taxes and other charges to be paid under Section 2.08;

(e)            the failure of the Seller and the Agent to have a perfected Lien on any Related Security which secures the payment of a Receivable;

(f)            the failure to vest and maintain vested in the Agent or to transfer to the Agent, on behalf of the Purchaser and the Liquidity Providers, a first priority perfected ownership or security interest in the Transferred Receivables (including as a result of any failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC or other applicable laws against the Seller with respect to any Receivables Assets), together with all Collections and Related Security, free and clear of any Adverse Claim, whether existing at the time such Receivable arose or at any time thereafter;

(g)            any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Transferred Receivable (including, without limitation, a defense based on such Transferred Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other dispute or claim resulting from the sale or lease of the goods, merchandise and/or services related to such Transferred Receivable or the furnishing or failure to furnish such goods, merchandise and/or services;

(h)            the commingling of Collections at any time with other funds, whether by the Servicer, the Seller or any of their respective Affiliates;

(i)            the failure of any Lock-Box Bank to remit any amounts held in a Lock-Box Account pursuant to the instructions of the Servicer, the Seller or the Agent, whether by reason of the exercise of setoff rights or otherwise; and

(j)            the failure of any Transferred Receivable included in the Net Receivables Balance to satisfy, as of the date of such calculation, the requirements of eligibility contained in the definition of “Eligible Receivable”;

provided, that the Seller shall have no obligation to indemnify any Indemnified Party for (i) any Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (ii) recourse for uncollectible or uncollected Receivables or (iii) any income tax or franchise tax which is excluded from the definition of “Indemnified Taxes”, except to the extent that the incurrence of any such tax results from a breach or default by such Seller under this Purchase Agreement or any other Facility Document.  Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Seller to the Agent within five (5) Business Days following Agent’s demand therefor, which demand shall include a statement by the Agent calculating the amount to be paid by the Seller.

Section 8.02. Indemnities by the Servicer.  Without limiting any other rights which any Affected Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party for Indemnified Amounts arising out of or resulting from:

(a)            reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Purchase Agreement or any other Facility Document to which it is a party or on any other information delivered by the Servicer pursuant hereto or thereto that shall have been incorrect in any material respect when made or deemed made or delivered;

(b)            the failure by the Servicer to comply with any term, provision or covenant contained in this Purchase Agreement or any other Facility Document, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(c)            the imposition of any Adverse Claim with respect to any Transferred Receivable as a result of any action taken by the Servicer; or

(d)            the commingling of Collections with respect to Transferred Receivables by the Servicer at any time with its other funds or the funds of any other Person;

provided, that the Servicer shall have no obligation to indemnify any Indemnified Party for (i) any Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (ii) recourse for uncollectible or uncollected Receivables or (iii) any income tax or franchise tax which is excluded from the definition of “Indemnified Taxes”, except to the extent that the incurrence of any such tax results from a breach or default by such Servicer under this Purchase Agreement or any other Facility Document.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc.  No amendment to or waiver of any provision of this Purchase Agreement nor consent to any departure by the Seller, shall in any event be effective unless the same shall be in writing and signed by (i) the Seller, the Agent and the Purchaser (with respect to an amendment) or (ii) the Agent and the Purchaser (with respect to a waiver or consent by them) or the Seller (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification or waiver shall affect the rights or duties of the Servicer hereunder without the prior written consent of the Servicer.  This Purchase Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement (together with the exhibits hereto) among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 9.02. Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by courier, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective upon receipt.

Section 9.03. No Waiver; Remedies.  No failure on the part of the Agent, the Purchaser or any Liquidity Provider to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Binding Effect; Assignability.  (a) This Purchase Agreement shall be binding upon and inure to the benefit of the Seller, the Servicer, the Agent, the Purchaser and their respective successors and permitted assigns (which successors of the Seller shall include a trustee in bankruptcy).  This Purchase Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the indemnification and payment provisions of Sections 2.06, 2.07, 2.08, Article VIII and this Section 9.04 shall be continuing and shall survive any termination of this Purchase Agreement.

(b)            The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Purchaser and the Agent. The Purchaser may, (i) without the consent of the Seller, assign at any time all or any portion of its rights and obligations hereunder and interests herein to (a) BTMU, any Affiliate of BTMU or any special purpose receivables investment vehicle managed by BTMU or any Affiliate of BTMU, or (b) any Liquidity Provider and (ii) with the consent of the Seller (such consent not to be unreasonably withheld) and the Agent, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Person not described in the preceding clause (i).  Upon any such assignment, the assignee shall succeed to and become vested with all the rights, powers, privileges and duties of the Purchaser, and the resigning Purchaser shall be discharged from its duties and obligations as Purchaser hereunder.

(c)            Notwithstanding any other provisions of this Purchase Agreement, the Purchaser may at any time create a security interest in all or a portion of its rights under this Purchase Agreement or any other Facility Document in favor of the Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(d)            Each Liquidity Provider and each other Affected Party are express third party beneficiaries hereof. The Originators are express third party beneficiaries of Section 9.09.

Section 9.05. GOVERNING LAW.  THIS PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE SELLER IN THE RECEIVABLES ASSETS OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 9.06. Costs and Expenses.  The Seller agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses incurred in the periodic auditing of the Seller or the Servicer pursuant to Section 5.01(c), (ii) all reasonable out-of-pocket costs and expenses of the Purchaser, any Liquidity Provider and the Agent in connection with the preparation, execution, amendment, waiver and enforcement of this Purchase Agreement and the other agreements and documents to be delivered hereunder and (iii) all reasonable out-of-pocket costs and expenses of the Agent, the Purchaser and any Liquidity Provider in connection with obtaining advice regarding their rights and remedies under this Purchase Agreement and the other documents to be delivered hereunder.

Section 9.07. No Proceedings.  The Seller, the Servicer, each Liquidity Provider and the Agent each hereby agrees that it will not institute against the Purchaser any proceeding of the type referred to in clause (i) of Section 7.01(g) so long as any Commercial Paper Notes shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.  The Seller, the Servicer, each Liquidity Provider and the Agent each hereby further agrees that, anything contained in this Agreement or any other Facility Document to the contrary notwithstanding, all payments to be made by the Purchaser to the Agent or any Liquidity Provider under this Agreement shall be made by the Purchaser solely from available cash, which shall be limited to the (a) proceeds of collections and other amounts payable by or on behalf of the Seller to the Purchaser in connection with any of the Facility Documents and (b) proceeds of the issuance of Commercial Paper Notes (collectively “Available Funds”).  No recourse shall be had against the Purchaser for any payments to the Agent or any Liquidity Provider, either as compensation for services rendered, reimbursement for out of pocket expenses, indemnification, or otherwise, except to the extent the Purchaser has Available Funds to make such payment.

Section 9.08. Execution in Counterparts; Severability.  This Purchase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Purchase Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Purchase Agreement.  In case any provision in or obligation under this Purchase Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.09. Confidentiality.  Unless otherwise required by applicable law or regulation to be filed publicly with the Securities and Exchange Commission or other Governmental Authority or in connection with any litigation or any other enforcement action, the parties hereto each agree to maintain the confidentiality of this Purchase Agreement (and all drafts thereof) in communications with third parties and otherwise; provided that this Purchase Agreement may be disclosed (i) to such parties’ legal counsel, accountants and auditors, (ii) to the Seller’s and the Servicer’s other professional advisors and other appropriate persons if they agree to hold it confidential, (iii) to governmental or regulatory authorities having jurisdiction over such parties or their direct or indirect parent companies or subsidiaries or other Affiliates, (iv) to any Person providing general liquidity or credit enhancement to the Purchaser, (v) to any Affiliate of any party hereto, (vi) to any independent financial rating agencies and (vii) to any Person to whom the Seller approaches for a replacement facility or similar facility or to whom the Purchaser proposes (with the consent of the Seller) to assign all or any portion or grant a participation in its interests and obligations hereunder if they agree to hold it confidential.

Section 9.10. Intended Tax Treatment.  The parties to this Purchase Agreement are entering into this Purchase Agreement with the intent that for Federal, state and local income and franchise tax purposes, a purchase of Receivables Assets under this Purchase Agreement is intended to be a loan from the Purchaser to the Seller secured by the Receivables Assets.  Each such party agrees to file all tax returns according to this characterization.

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	ACCO BRANDS RECEIVABLES FUNDING LLC By: /s/ Neal V. Fenwick Name: Neal V. Fenwick Title: Manager and Vice President
ACCO Brands Receivables Funding LLC c/o ACCO Brands Corporation 300 Tower Parkway Lincolnshire, IL 60069 Attention: Steve Rubin, Senior Vice President, Secretary and General Counsel
SERVICER:	ACCO BRANDS USA LLC By: /s/ Neal V. Fenwick Name: Neal V. Fenwick Title: Vice President
c/o ACCO Brands Corporation 300 Tower Parkway Lincolnshire, IL 60069 Attention: Steve Rubin, Senior Vice President, Secretary and General Counsel

SIGNATURE PAGE TO
RECEIVABLES PURCHASE AGREEMENT

AGENT:	BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH., as Agent By: /s/ Aditya Reddy Name: Aditya Reddy Title: VP and Manager
1251 Avenue of the Americas, 10th Floor New York, New York 10020-1104 Attention: Securitization Group Facsimile: (212) 782-6448
PURCHASER:	GOTHAM FUNDING CORPORATION By: /s/ Franklin P. Collazo Name: Franklin P. Collazo Title: Secretary
1251 Avenue of the Americas, 10th Floor New York, New York 10020-1104 Attention: Securitization Group Facsimile: (212) 782-6448

SIGNATURE PAGE TO
RECEIVABLES PURCHASE AGREEMENT

ANNEX I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.          Certain Defined Terms.  The following terms shall have the following meanings (equally applicable to both singular and plural forms):

“ACCO” has the meaning given to such term in the preamble of the Purchase Agreement.

“Additional Amounts” means amounts owed by the Seller hereunder pursuant to Sections 2.06, 2.07, 2.08, 8.01 and 9.06 of the Purchase Agreement.

“Adjusted DSO” means, for any Monthly Period, the product of (i) DSO multiplied by (ii) 1.20.

“Adjusted LIBO Rate” for any Tranche Period means an interest rate per annum obtained by dividing (i) the LIBO Rate for such Tranche Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage for such Tranche Period.

“Adverse Claim” means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Purchase Agreement or any other Facility Document.

“Affected Party” means the Purchaser, the Agent, any Liquidity Provider and any parent company controlling any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and, without limiting the generality of the foregoing, shall be presumed to include (a) any Person which beneficially owns or holds 20% or more of any class of voting securities of such specified Person or 20% or more of the equity interest in such specified Person and (b) any Person of which such specified Person beneficially owns or holds 20% or more of any class of voting securities or in which such specified Person beneficially owns or holds 20% or more of the equity interest.  For the purposes of this definition, (i) “voting securities” of a Person means any securities which confer upon the holder thereof a right to vote with respect to the election of members of the board of directors or any analogous governing body of such Person (excluding voting power arising only upon the occurrence of a contingency), (ii) “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (iii) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (ii).

“Affiliated Obligor” means, with respect to any Obligor, any Obligor directly or indirectly controlling, controlled by or under direct or indirect common control with such Obligor and, without limiting the generality of the foregoing, shall be presumed to include (a) any Obligor which beneficially owns or holds 50% or more of any class of voting securities of such specified Obligor or 50% or more of the equity interest in such specified Obligor and

(b) any Obligor of which such specified Obligor beneficially owns or holds 50% or more of any class of voting securities or in which such specified Obligor beneficially owns or holds 50% or more of the equity interest.  For the purposes of this definition, (i) “voting securities” of an Obligor means any securities which confer upon the holder thereof a right to vote with respect to the election of members of the board of directors or any analogous governing body of such Obligor (excluding voting power arising only upon the occurrence of a contingency), (ii) “control” when used with respect to any specified Obligor means the power to direct the management and policies of such specified Obligor, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (iii) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (ii).

“Agent” means BTMU, in its capacity as agent for the Purchaser together with its successors and permitted assigns.

“Aggregate Reserves” means, at the time of calculation, the sum of the Loss Reserve, the Dilution Reserve, the Yield Reserve and the Servicer Fee Reserve in effect at such time based on then outstanding Capital.

“Arrangement Fee” has the meaning given to such term in the Fee Letter.

“Assignee Rate” for any Tranche Period means a rate per annum equal to the sum of (i) the Adjusted LIBO Rate plus (ii) 1.50%; provided, however, that the “Assignee Rate” shall be equal to the Base Rate in effect from time to time (x) for any Tranche Period not equal to a month, (y) at any time when it is unlawful for the Purchaser or any Liquidity Provider to obtain funds in, or BTMU is not offering deposits in dollars in, the London interbank market and (z) for any Tranche Period as to which the Agent has not received notice, by no later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Tranche Period, that the related Tranche shall not be funded by Commercial Paper Notes.

“Available Funds” shall mean monies then held by or on behalf of Buyer, solely to the extent that such monies do not constitute Collections of Transferred Receivables that are required to be identified or are deemed to be held by the Servicer pursuant to the Purchase Agreement for the benefit of, or required to be distributed to, the Agent or the Purchaser pursuant to the Purchase Agreement or required to be paid to the Servicer as the Servicer Fee, or otherwise necessary to pay current expenses of Buyer (in its reasonable discretion).

“Bankruptcy Code” means the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Base Rate” means a fluctuating interest rate per annum equal to the higher of (i) the rate of interest most recently announced by BTMU or its affiliate, BTM Trust Company, in New York, New York, as its “Prime Rate” and (ii) the Federal Funds Rate most recently determined by the Agent plus 0.50%.

“Billed Amount” means, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder, or if the Billing Date therefor has not yet occurred, the amount estimated to be billed (based on services performed or merchandise sold) on the Billing Date to the Obligor thereunder.

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“Billing Date” means, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“Breakage Amount” means, for any Tranche Period during which Capital is prepaid pursuant to Section 2.02(f), the amount, if any, by which (i) the additional Yield (calculated without taking into account any Breakage Amount) which would have accrued on the amount of the Capital so prepaid during such Tranche Period had such prepayment not occurred, exceeds (ii) the amount identified by written notice from the Agent to the Seller and Servicer as the income which the Purchaser or applicable Liquidity Providers will receive from the investment by such Person of the proceeds of such prepayment of Capital through the end of the relevant Tranche Period.

“BTMU” has the meaning given to such term in the preamble of the Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York or Chicago, Illinois and, if the term “Business Day” is used in connection with the LIBO Rate, which day is a day on which dealings are carried on in the London interbank market.

“Buyer” means ACCO Brands Receivables Funding LLC, a Delaware limited liability company, in its capacity as purchaser under the Sale Agreement.

“Buyer Indemnified Party” has the meaning assigned to that term in Section 5.01 of the Sale Agreement.

“Call Price” has the meaning assigned to that term in Section 2.10(a) of the Purchase Agreement.

“Capital” means, at any time, the sum of amounts paid to the Seller pursuant to Section 2.02(b), reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.04 of the Purchase Agreement.

“Capital Purchase” has the meaning assigned to that term in Section 2.02(a) of the Purchase Agreement.

“Capital Purchase Request” has the meaning assigned to that term in Section 2.02(b) of the Purchase Agreement.

“Cash Management Services Agreement” has the meaning assigned to it in Section 4.01(v) of the Sale Agreement.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of capital Stock of ACCO or Parent having the right to vote for the election of directors under ordinary circumstances; (ii) ACCO or Parent has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets; or (iii) ACCO shall cease to

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own, free and clear of any Lien, directly or indirectly, all of the outstanding shares of voting stock of the Seller.

“Charter Documents” means, with respect to any corporation or limited liability company, such Person’s articles or certificate of incorporation or formation, as such may be amended or restated from time to time, and such Person’s bylaws or operating agreement, as such may be amended or restated from time to time.

“Closing Date” means January 9, 2008.

“Collection Account” means the account maintained in the name of the Agent on behalf of the Purchaser as designated by the Agent from time to time.

“Collections” means, with respect to any Transferred Receivable, any and all related cash collections and proceeds, all amounts due as fees or charges for late payments, and any Collections deemed to have been received pursuant to Section 2.04(a) of the Purchase Agreement.

“Commercial Paper Note” means any commercial paper note issued by the Purchaser.

“Commitment Fees” has the meaning given to such term in the Fee Letter.

“Commitment Termination Date” means January 9, 2011, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller’s request, made not more than 90 nor less than 45 days prior to the then Commitment Termination Date, the Purchaser shall in its sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to the date occurring 364 calendar days after the then Commitment Termination Date; provided, however, that any failure of the Purchaser to respond to the Seller’s request for such extension shall be deemed a denial of such request by the Purchaser.

“Concentration Limit” means, at any time, for (a) Obligors (other than those described in clause (b), (c), (d) or (e) below) which either do not have corporate debt ratings by S&P or Moody’s, or have ratings below BBB- by S&P or Baa3 by Moody’s, 4% of the aggregate Outstanding Balance of Receivables at such time; (b) Obligors (other than those described in clause (c), (d) or (e) below) with corporate debt ratings of at least BBB- by S&P or Baa3 by Moody’s, 6% of the aggregate Outstanding Balance of Receivables at such time; (c) Obligors (other than those described in clause (d) or (e) below) with corporate debt ratings of at least BBB+ or higher by S&P or Baa1 or higher by Moody’s, 8% of the aggregate Outstanding Balance of Receivables at such time; (d) Obligors (other than those described in clause (e) below) with corporate debt ratings of at least A or higher by S&P or A2 or higher by Moody’s, 10% of the aggregate Outstanding Balance of Receivables at such time or (e) such greater percentage (“Special Limit”) for any Obligor designated by the Agent in a writing from time to time multiplied by Capital at such time; provided, however, that in the case of an Obligor with any Affiliated Obligors, the Concentration Limit and the Receivables related thereto shall be calculated as if such Obligor and such one or more Affiliated Obligors were one Obligor.  The Special Limits in effect on the Closing Date are set forth on Exhibit G.  The Agent will have the

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right, in its reasonable credit judgment, at any time upon five (5) Business Days’ written notice to reduce or cancel a Special Concentration Limit established for any Obligor.

“Contract” means any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” has the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“CP Rate” means, for any Tranche Period for any Tranche, (i) unless the Agent has determined that the Pooled CP Rate shall be applicable, the rate per annum calculated by the Agent to reflect the Purchaser’s cost of funding Capital during such Tranche Period, taking into account the weighted daily average interest rate payable in respect to such Commercial Paper Notes during such period (determined in the case of discount Commercial Paper Notes by converting the discount to an interest bearing equivalent per annum), and applicable placement fees and commissions; and (ii) to the extent the Agent has determined that the Pooled CP Rate shall be applicable, the Pooled CP Rate.

“Credit Agreement” means that certain Credit Agreement dated as of August 17, 2005 (as amended, restated, supplemented or otherwise modified from time to time) by and among, inter alia, ACCO Brands Corporation, the other Borrowers, Lenders and Issuers from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.

“Credit and Collection Policy” means those credit and collection policies and practices relating to the Receivables and Obligors described in Exhibit A to the Purchase Agreement.

“Default Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) of the aggregate Outstanding Balance of all Defaulted Receivables as of the last day of such Monthly Period divided by the aggregate Receivables as of the last day of such Monthly Period.

“Defaulted Receivable” means a Receivable at any time (i) as to which payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g), or (iii)  which, consistent with the Credit and Collection Policy, has been or should be written off as uncollectible.

“Delinquency Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) of the aggregate Outstanding Balance of all Delinquent Receivables as of the last day of such Monthly Period divided by the aggregate Receivables as of the last day of such Monthly Period.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and (i) as to which any payment, or part thereof, remains unpaid for more than 30 days but less than 61 days from the original due date for such payment or (ii) which, consistent with the Credit and Collection Policy, has been or should be classified as delinquent.

“Diluted Receivable” means a Receivable which is either (a) reduced or canceled as a result of a Dilution Factor or (b) subject to any dispute, offset, counterclaim or defense

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whatsoever, (except the discharge in bankruptcy, insolvency or inability to pay of the Obligor thereof).

“Dilution Factor” means any of the following factors giving rise to dilution: (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the applicable Originator to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change or cancellation of any terms of such contract or invoice or any other adjustment by the Servicer or the applicable Originator which reduces the amount payable by the Obligor on the related Receivable, (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) (iv) any chargeback, inventory transfer, early payment allowance, warranty allowance or similar allowance, in each case, made for any reason other than discharge in bankruptcy of the Obligor thereof or such Obligor’s insolvency or inability to pay or (v) any Regulatory Change which has the effect of reducing the amount receivable with respect to any Receivable.

“Dilution Horizon Factor” means, for any Monthly Period, the ratio determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables generated during such Monthly Period and the immediately preceding Monthly Period by (ii) the Net Receivable Balance as of such day.

“Dilution Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables that became Diluted Receivables during such Monthly Period by (ii) the aggregate Outstanding Balance of all Receivables generated during the immediately preceding Monthly Period.

“Dilution Reserve” means, at any time of calculation hereunder, an amount equal to the Dilution Reserve Percentage multiplied by Capital.

“Dilution Reserve Percentage” means, for any Monthly Period, the greater of (i) 5.0% and (ii) an amount calculated in accordance with the following formula:

DRP = [(1.50 x ADR) + [(HDR-ADR) x (HDR/ADR)]] x DHF

where:

DRP	=	the Dilution Reserve Percentage;
ADR	=	the average of the Dilution Ratios for the past twelve Monthly Periods;
HDR	=	the highest average of the Dilution Ratios for any two consecutive Monthly Periods during the past twelve months; and
DHF	=	the Dilution Horizon Factor.

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                “DSO” means an amount, expressed in days, calculated for each Monthly Period, equal to the product of (a) average for such Monthly Period and the two preceding Monthly Periods of the ratio (expressed as a percentage) of (i) the aggregate Outstanding Balance of all Receivables as of the last day of such Monthly Period divided by (ii) the aggregate Outstanding Balance of all receivables generated during such Monthly Period multiplied by (b) 30.

“Dynamic Loss Reserve Percentage” means, at any time of calculation hereunder, the product of (i) 1.50, (ii) the highest Loss Ratio to have been determined during the immediately preceding twelve (12) Monthly Periods, and (iii) the Loss Horizon Factor calculated as of the most recently ended Monthly Period.

“Effective Date” means the first Business Day on which all of the conditions precedent to the initial Purchase, as described in Section 3.01 of the Purchase Agreement, have been satisfied.

“Election Notice” has the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Eligible Receivable” means a Receivable:

(a)            the Obligor of which (x) maintains its principal place of business inside the United States of America or a Permitted Foreign Jurisdiction, (y) is not an Inter-Company Receivable and (z) is not a Governmental Receivable;

(b)            Foreign Receivables the Outstanding Balance of which, when added to the aggregate Outstanding Balance of all other Foreign Receivables at such time, does not exceed ten percent (10%) of the Outstanding Balance of all Eligible Receivables at such time;

(c)            which is not a Defaulted Receivable or a Diluted Receivable;

(d)            the Obligor of which is not the Obligor of any Defaulted Receivables, the aggregate Outstanding Balance of which equals 25% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(e)            which is denominated and payable only in United States dollars within the United States;

(f)            which does not contravene in any material respect any laws, rules or regulations applicable thereto and with respect to which neither the Originator nor the Seller is in violation of any such law, rule or regulation applicable to such Receivable the effect of which would have a material adverse effect on the Seller’s or the Purchaser’s interests therein or the collectibility thereof;

(g)            which is freely assignable and does not require the consent, authorization, approval or notice to the Obligor thereof or any Governmental Authority (except for such consents, authorizations, approvals or notices which have already been obtained or are not required under applicable law) in connection with the conveyance of such

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Receivable, the Related Security and the Collections from the Originator to the Seller and from the Seller to the Purchaser;

(h)            which was originated (i) in the ordinary course of the applicable Originator’s business and (ii) in accordance with and satisfies all applicable requirements of the Credit and Collection Policy;

(i)            which is required to be paid in full within 90 days after the original billing date thereof;

(j)            which (1) is an “account” within the meaning of the UCC of the jurisdiction in which the Originators and the Seller are organized, (2) is in full force and effect, (3) constitutes the legal, valid and binding obligation of the Obligor thereof enforceable against such Obligor in accordance with its terms, (4) has not been released, canceled, subordinated or rescinded, nor has any instrument been executed by the Originator or the Seller which would effect any such release, cancellation, subordination or rescission, and (5) is not subject to any existing dispute, right of rescission, setoff, recoupment, counterclaim or defense, whether arising out of transactions concerning such Receivable or otherwise;

(k)            that has not been satisfied, compromised, adjusted or modified (including by extension of time for payment or the granting of any discounts, allowances or credits) other than a satisfaction, compromise, adjustment or modification which is (a) made after the Transfer Date thereof in accordance with the Credit and Collection Policy and (b) concurrently reflected on the books and records of the Seller.

(l)            good and marketable title to which (including a 100% first priority ownership interest in all Related Security and Collections with respect thereto) has been conveyed by the applicable Originator to the Seller free of any Lien (other than Liens created under the Facility Documents);

(m)            which has been invoiced by the applicable Originator or the Servicer and is not a “bill and hold” or “billed but not yet shipped” or progress billing Receivable, and with respect to which all obligations on the part of the Originator or the Seller with respect thereto have been performed in full;

(n)            as to which the representations and warranties of Section 4.01(i) of the Sale Agreement are true and correct in all material respects as of the Transfer Date therefor and has been transferred to the Seller pursuant to the Sale Agreement in a transaction constituting a true sale or other outright conveyance and contribution;

(o)            no portion of which is payable on account of sales taxes;

(p)            the Obligor of which has been directed to make payment into a Lockbox Account;

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(q)            was documented with the applicable Originator pursuant to a Contract (including a purchase order or invoice) which is in form and substance reasonably satisfactory to the Agent;

(r)            which represents all or part of the sales price of merchandise, insurance and services within the meaning of the Investment Company Act of 1940, Section 3(c)(5), as amended;

(s)            the purchase of which is a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended; and

(t)            which has not, pursuant to the Agent’s reasonable credit judgment, been designated as an excluded receivable in a written notice delivered by the Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Seller or any Originator, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect any Originator or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA; provided, however, that each such event shall be an ERISA Event only if it can reasonably be expected to have a Material Adverse Effect or to result in creation of a Lien under Section 412 of the IRC or Section 4068 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any Settlement Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Settlement Period under regulations issued from time

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to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Settlement Period.

“Event of Termination” has the meaning assigned to that term in Section 7.01 of the Purchase Agreement.

“Facility Documents” means collectively, the Purchase Agreement, the Sale Agreement, the Performance Guaranty, the Lock-Box Agreements, the Fee Letter, the Subordinated Notes and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:

(a)            the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)            if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent in good faith from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of the date of this Purchase Agreement, among the Agent, the Seller and the Originators.

“Final Collection Date” means the date following the Termination Date on which the aggregate outstanding Capital has been reduced to zero and the Affected Parties have received all amounts due and payable to the Affected Parties (including Yield) pursuant to the Purchase Agreement or any other agreement executed pursuant thereto.

“Financial Covenant Default” means:

(a)            a default by any Originator, Parent or ACCO in the observance or performance of Sections 5.1 or 5.2 of the Credit Agreement as in effect on the date hereof; or

(b)            a default in the due observance or performance by any Originator, Parent or ACCO of any New Financial Covenant;

provided, however that, in the case of clause (a) above, at any time the Agent is a party to the Credit Agreement, if any of the aforementioned financial covenants contained in the Credit

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Agreement is amended or modified on a prospective basis, then such financial covenant shall, for all purposes of the Purchase Agreement, automatically and without further action on the part of any Person, be deemed to be so amended or modified for purposes of determining whether a Financial Covenant Default has occurred subsequent to the date of such amendment or modification.

“Foreign Receivable” means a Receivable, the Obligor of which is located in a country outside of the United States.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex I.

“Governmental Authority” means any federal, state, local or foreign government, any political subdivision of any of the foregoing and any agency or instrumentality of any of the foregoing.

“Governmental Receivable” means a Receivable, the Obligor of which is a Governmental Authority.

“Incipient Termination Event” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Termination.

“Indemnified Amounts” has the meaning set forth in Section 8.01 of the Purchase Agreement.

“Indemnified Party” has the meaning set forth in Section 8.01 of the Purchase Agreement.

“Indemnified Taxes” has the meaning set forth in Section 2.08(a) of the Purchase Agreement.

“Initial Purchase Date” means the date the first Purchase is made pursuant to the Purchase Agreement.

“Intellectual Property” has the meaning set forth in Section 5.01(h)(i)(B) of the Purchase Agreement.

“Inter-Company Receivable” means a Receivable the Obligor of which is a Receivables Affiliate of Parent, ACCO, any Originator or the Seller.

“Investment Certificate” means a certificate, in substantially the form of Exhibit D, furnished by the Servicer to the Agent pursuant to Section 5.02(c) of the Purchase Agreement.

“IRC” means the Internal Revenue Code of 1986, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

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“Investor Report” means a report, in substantially the form of Exhibit C, furnished by the Servicer to the Agent pursuant to Section 5.02(c) of the Purchase Agreement.

“LIBO Rate” for any Settlement Period or Tranche Period, as applicable, means a rate of interest determined by the Agent equal to the offered rate for deposits in United States Dollars for such Settlement Period or Tranche Period, as applicable, which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of such Settlement Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).  If such interest rates shall cease to be available from Reuters, the LIBO Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Agent and the Seller.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, or other security agreement or of any kind or nature whatsoever.

“Liquidity Fee” has the meaning given such term in the Fee Letter.

“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider.

“Liquidity Agent” means BTMU in its capacity as liquidity agent.

“Liquidity Provider” means BTMU or any other commercial lending institution that agrees to make loans or advances to, or purchases from the Purchaser in order to provide liquidity for the Commercial Paper Notes.

“Lock-Box Account” means an account maintained at a Lock-Box Bank for the purpose of receiving Collections from Transferred Receivables.

“Lock-Box Agreement” means an agreement with respect to a Lock-Box Account at a Lock-Box Bank, in substantially the form of Exhibit E to the Purchase Agreement, among the Seller, the Servicer, any applicable Originator, the Agent and such Lock-Box Bank to transfer control of such Lock-Box Account to the Agent.

“Lock-Box Bank” means any of the banks holding one or more lock-box accounts for receiving Collections from Transferred Receivables.

“Loss Horizon Factor” means, for any Monthly Period, the ratio (expressed as a percentage) determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables originated during the four most recently ended Monthly Periods (including such Monthly Period) divided by (ii) the Net Receivables Balance as of such day.

“Loss Ratio” means, for any Monthly Period, the ratio equal to the average of the ratios (each expressed as a percentage) for each of the three (3) immediately preceding Monthly Periods determined as of the last day of each such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during the

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applicable Monthly Period, by (ii) the aggregate Outstanding Balance of Receivables that were generated during the Monthly Period which ended three (3) Monthly Periods prior to such last day (not including the most recent Monthly Period).

“Loss Reserve” means, at any time of calculation hereunder, an amount equal to the product of Capital times the Loss Reserve Percentage.

“Loss Reserve Percentage” means, at any time of calculation hereunder, the greater of (i) the Minimum Loss Reserve Percentage and (ii) the Dynamic Loss Reserve Percentage, in each case, at such time.

“Loss-to-Liquidation Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables written off as uncollectible, or which should have been written off as uncollectible in accordance with the Credit and Collection Policy during such Monthly Period, by (ii) the aggregate amount of Collections received by the Servicer during such Monthly Period described in clause (i) above.

“Margin Stock” has the meaning set forth in Section 4.01(o) of the Sale Agreement.

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (i) the collectibility of the Transferred Receivables, (ii) the condition (financial or otherwise) of the Seller, the Servicer, the Originator or the Performance Guarantor, (iii) the ability of the Seller, the Servicer, the Originator or the Performance Guarantor to perform their respective obligations under the Facility Documents to which it is a party or (iv) the legality, validity or enforceability of any Facility Document or of the Purchaser Interests.

“Minimum Loss Reserve Percentage” means, at any time of calculation hereunder, the product of (i) 4.0 multiplied by (ii) the Concentration Limit applicable to an unrated Obligor at such time (without giving effect to any Special Limits in place at such time).

“Monthly Period” means each calendar month.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or any ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“New Financial Covenant” means any financial covenant (a) added to Article V of the Credit Agreement after the date of this Purchase Agreement or (b) contained in any successor or replacement revolving credit facility that replaces the Credit Agreement to which Parent, ACCO or any Originator becomes a party after the date of this Purchase Agreement.

“Net Receivables Balance” means at any time of calculation hereunder, the sum of the Outstanding Balances of all Eligible Receivables minus the aggregate Overconcentration Amounts for each Obligor.

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“Obligor” means a Person obligated to make payments on a Receivable.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC SDN List” means the List of Specially Designated Nationals administered by the United States Office of Foreign Asset Control.

“Originator” means (i) ACCO Brands USA LLC, a Delaware limited liability company, in its capacity as, and so long as it is, a seller of Receivables under the Sale Agreement, and (ii) each Affiliate of ACCO who from time to time becomes party to the Sale Agreement as a seller of Receivables thereunder, each in such capacity and for so long as such Affiliate shall be a seller of Receivables under the Sale Agreement.

“Originator Collateral” has the meaning assigned to it in Section 2.02 of the Sale Agreement.

“Outstanding Balance” means, with respect to a Receivable as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to or any other modifications that reduce such Billed Amount (including any such reductions due to Dilution Factors and any amounts written-off as uncollectible by the Servicer in accordance with the Credit and Collection Policy).

“Overconcentration Amount” means, at any time, for each Obligor, the amount by which the Outstanding Balance of all Eligible Receivables of such Obligor exceeds the applicable Concentration Limit for such Obligor.

“Parent” means ACCO Brands Corporation, a Delaware corporation.

“Patriot Act” means the USA Patriot Act of 2001 (P.L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Performance Guaranty” means that certain Performance Guaranty dated as of January 9, 2008 made by the Parent, as the Performance Guarantor in favor of the Agent, as agent for the Purchaser and other Indemnified Parties.

“Permitted Investments” means any of the following:

(a)            obligations of, or guaranteed as to the full and timely payment of principal and interest by, the federal government of the United States or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the

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federal government of the United States, in each case with maturities of not more than 90 days from the date acquired;

(b)            repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c)            federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the federal laws of the United States or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d)            commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e)            securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Permitted Foreign Jurisdiction” means a jurisdiction other than the United States of America designated by the Agent in a writing from time to time.

“Permitted Originator Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable (other than with respect to environmental matters); (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Originator, the Seller or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Seller or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $1,000,000 at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Seller or the Servicer is a party; (h) any attachment or judgment Lien not constituting an Event of Termination under Section 7.01(n) of the Purchase Agreement; (i) Liens existing on the Closing Date and listed on Schedule 4.03(b) of the Sale Agreement; (j) Liens expressly permitted under Section 4.03(b) of the Sale Agreement, and (k) presently existing or hereinafter created Liens in favor of the Buyer, the Seller, the Purchasers, or the Agent.

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“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Parent, ACCO, any Originator or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Parent, ACCO, any Originator or ERISA Affiliate.

“Pooled Commercial Paper” means Commercial Paper Notes of the Purchaser which are subject to any particular pooling arrangement, as determined by the Agent (it being recognized that there may be more than one distinct group of Pooled Commercial Paper at any time).

“Pooled CP Rate” means, for each day with respect to the Capital as to which the Pooled CP Rate is applicable, the sum of (i) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the roll over of any Pooled Commercial Paper) on the Purchaser’s Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of its placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs (including without limitation those associated with funding small or odd lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day.  The Pooled CP Rate shall be determined for the Purchaser by the Agent, whose determination shall be conclusive absent manifest error.

“Program Fee” has the meaning given such term in the Fee Letter.

“Purchase” means a purchase by the Purchaser of an undivided percentage ownership interest in the Receivables Assets from the Seller pursuant to Section 2.01 and Section 2.02 of the Purchase Agreement.

“Purchase Agreement” means the Receivables Purchase Agreement dated as of January 9, 2008 among the Seller, the Servicer, the Purchaser and the Agent, as the same may be amended from time to time.

“Purchase Excess” means the excess, if any, of (i) outstanding Capital over (ii) the Net Receivables Balance minus the Aggregate Reserves.

“Purchase Limit” means at any time $75,000,000, as such amount may be increased or reduced pursuant to Section 2.01(b); provided, however, that at all times on and after the Termination Date, the “Purchase Limit” shall mean the aggregate outstanding Capital.

“Purchase Price” has the meaning given such term in Section 2.02(d) of the Purchase Agreement.

“Purchaser” means Gotham Funding Corporation, together with its successors and permitted assigns.

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“Purchaser Interest” means, at any time of calculation hereunder, the undivided percentage ownership interest of the Purchaser in the Receivables Assets, including the Receivables and the Related Security and Collections related thereto.  The Purchaser Interest is expressed as a fraction of the total Receivables Assets, and shall at any time be equal to the Purchaser’s ratable share (in accordance with the Purchaser’s Capital) of an amount computed as follows:

C  +  AR
NRB
where:

C	=	The outstanding amount of Capital at such time

AR	=	The Aggregate Reserves at such time

NRB	=	The Net Receivables Balance at such time

provided, that from and after the Termination Date, the Purchaser Interest shall equal 100% until the Final Collection Date.

“Purchaser Rate” means (a) in the case of a Tranche funded by Commercial Paper Notes, the applicable CP Rate; and (b) in the case of a Tranche funded by a Liquidity Advance or by a funding by the Liquidity Provider, the applicable Assignee Rate; provided, however, that on any day when any Event of Termination shall have occurred and be continuing, the Purchaser Rate for each Tranche means a rate per annum equal to the sum of (2.0%) plus the higher of (A) the Base Rate and (B) the rate otherwise applicable to such Tranche during the current Tranche Period or Settlement Period.

 “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Receivable” means all indebtedness of an Obligor arising from the sale of merchandise or services by an Originator, including interest, fees and finance charges, if any.

“Receivables Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and, without limiting the generality of the foregoing, shall be presumed to include (a) any Person which beneficially owns or holds 40% or more of any class of voting securities of such specified Person or 40% or more of the equity interest in such specified Person and (b) any Person of which such specified Person beneficially owns or holds 40% or more of any class of voting securities or in which such specified Person beneficially owns or holds 40% or more of the equity interest.  For the purposes of this definition, (i) “voting securities” of a Person means any securities which confer upon the holder thereof a right to vote with respect to the election of members of the board of directors or any analogous governing body of such Person (excluding voting power arising only upon the occurrence of a contingency), (ii) “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the

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ownership of voting securities, by contract or otherwise, and (iii) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (ii).

“Receivables Assets” means, at any time, all then outstanding Transferred Receivables, Related Security with respect to such Transferred Receivables, the Lock-Box Accounts, all right, title and interest of the Seller in, to and under the Sale Agreement and all other proceeds of the foregoing, including, without limitation, all Collections of Transferred Receivables.

“Receivables Assignment” has the meaning assigned to such term in Section 2.01(a) of the Sale Agreement.

“Records” means all (i) Contracts or other documents or instruments evidencing the Receivables and (ii) all other agreements, documents, instruments, books, records and other information maintained by or on behalf of the Seller with respect to the Receivables, the related Obligors and the Related Security necessary to identify, service and collect the Receivables.

“Regulatory Change” means, with respect to any Affected Party: (i) the introduction of or any change in or in the interpretation by any Governmental Authority of any law or regulation after the Closing Date;  (ii) compliance by such Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof; (iii) the introduction of or change in or change in implementation of any fiscal, monetary or other accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international account principles or having jurisdiction over such Affected Party, in each case, whether foreign or domestic after the Closing Date; or (iv) the introduction of or change in GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party after the Closing Date of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i), (ii) or (iii) above.

“Reinvestment Purchase” has the meaning assigned to that term in Section 2.02(a) of the Purchase Agreement.

“Rejected Amount” has the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Security” means, with respect to any Transferred Receivable, (i) all rights (but not any obligations) under the Contracts relating to such Receivable, (ii) all security interests or liens in the merchandise or goods the sale of which gave rise to such Receivable, whether such security interest or lien purports to secure payment of such Receivable, (iii) the assignment to the Agent, for the benefit of the Purchaser, of all UCC financing statements or other filings covering any collateral securing payment of such Receivable, (iv) all guarantees, prepayment penalties, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (v) all Records related to such Receivable, and (vi) all proceeds of the foregoing.

“Responsible Officer” means “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person

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but, in any event, with respect to financial matters, the chief financial officer, vice president (finance and accounting), treasurer or controller of such Person.

“Revolving Loan” has the meaning assigned to it in Section 2.01(c) of the Sale Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” means a sale of Receivables by an Originator to the Buyer in accordance with the terms of the Sale Agreement.

“Sale Agreement” means that certain Receivables Sale and Contribution Agreement dated as of January 9, 2008 between the Originators and the Seller, as such agreement may be amended, supplemented or modified from time to time.

“Sale Legend” means the following legend, mutatis mutandis: “All receivables owned by ACCO Brands USA LLC and each other Originator from time to time party to the Sale Agreement have been sold and assigned to ACCO Brands Receivables Funding LLC.”

“Sale Price” means, with respect to any Sale of Sold Receivables, the price calculated by the Seller and approved from time to time by the Agent equal to:

(a)            the Outstanding Balance of such Sold Receivables, minus

(b)            an amount reflecting a reasonable profit for the Seller, minus

(c)            an amount reflecting the reasonable value of receiving current payment in respect of future collections, minus

(d)            the portion of such Sold Receivables that are reasonably expected by such Originator to be written off as uncollectible;

provided, that the calculations required in each of clause (d) above shall be determined on or prior to the Transfer Date based on the historical experience of such Originator and the Sale Price in effect for any Receivable as of any such Transfer Date shall not be retroactively adjusted.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Purchase Agreement and the other Facility Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Sale Agreement.

“Seller” has the meaning given to such term in the preamble to the Purchase Agreement.

“Seller Interest” means, at any time of calculation hereunder, (i) 100%, minus (ii) the aggregate of the outstanding Purchaser Interests at such time.

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“Seller’s Account” means account number 2726947 at Northern Trust Company, Chicago, IL, ABA No. 071-000-152.

“Servicer” initially has the meaning given to such term in the preamble to the Purchase Agreement and, at any time following the Closing Date, shall mean the Person(s) then authorized pursuant to Section 6.01 of the Purchase Agreement to service, administer, bill and collect Receivables.

“Servicer Default” means any of the following events:

(a)            there shall have occurred any event which materially adversely affects the ability of the Servicer to collect the Receivables or the ability of the Servicer to perform under the Purchase Agreement; or

(b)            the occurrence and continuance of any Event of Termination (other than an Event of Termination set forth in Section 7.01(r)).

“Servicer Fee” means a fee with respect to each Settlement Period, payable in arrears for the account of the Servicer, in an amount equal to the product of (i) the average daily Outstanding Balance of Receivables during such Settlement Period and (ii) the per annum rate of (x) one-half percent (0.50%) if ACCO or an Affiliate thereof is the Servicer and (y) a rate mutually agreed on by the Servicer and the Agent if a Person other than ACCO or an Affiliate of ACCO is the Servicer.

“Servicing Fee Reserve” means, for any Monthly Period, the product of (i) the Servicer Fee for such period multiplied by (ii) the Adjusted DSO, multiplied by (iii) the Variance Factor, multiplied by (iv) the aggregate Outstanding Balance of Receivables multiplied by (v) 1/360.

“Servicing Software” shall mean the data processing software used by the Originators, the Servicer and/or Seller for the purpose of servicing, monitoring, and retaining data regarding the Transferred Receivables and the Obligors thereunder.

“Settlement Date” means, with respect to any Settlement Period in which the Purchaser Rate is the CP Rate, the date which is the twelfth Business Day following the end of such Settlement Period and with respect to any Settlement Period in which the Purchaser Rate is the Assignee Rate, the next succeeding Business Day after the end of such Settlement Period; provided, that the Agent may, in its discretion following the occurrence of an Event of Termination, by notice to the Seller, require that Settlement Dates occur more frequently than monthly.

“Settlement Period” means, initially, the period commencing on the Initial Purchase Date and ending on the last day of the then current calendar month, and thereafter, each calendar month, unless a shorter period is designated by the Agent following the occurrence of an Event of Termination.

“Sold Receivable” has the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

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“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Indebtedness as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond such Person’s ability to pay as such Indebtedness and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person generally is paying its Indebtedness or liabilities as such Indebtedness or liabilities become due. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Limit” means as shall be agreed to in writing by the Agent (with the consent of the Purchaser) for certain Obligors from time to time.

“Stock” means all shares, options, warrants, membership interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Termination Date” means the earliest to occur of (i) the Commitment Termination Date, (ii) the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01, and (iii) that Business Day which the Seller designates as the Termination Date by notice to the Agent at least 60 calendar days prior to such Business Day.

“Tranche” means at any time a portion of the Capital selected by the Agent and allocated to a particular Tranche Period pursuant to Section 2.03 of the Purchase Agreement.

“Tranche Period” means:

(a)            with respect to any Tranche funded through Commercial Paper Notes, initially the period commencing on the date of funding of such Commercial Paper Notes or the creation of such Tranche (whichever is later) and ending on the last day of the current Settlement Period or such other number of days thereafter as the Agent shall select in consultation with the Seller;

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(b)            with respect to any Tranche funded through Liquidity Advances or otherwise by the Liquidity Provider, initially the period commencing on the date of the making of such Liquidity Advance or funding under the related agreement or the creation of such Tranche (whichever is latest) and ending on the last day of the current Settlement Period or such other number of days thereafter as the Agent shall select in consultation with the Seller; and

(c)            thereafter, the period commencing on the last day of the immediately preceding Tranche Period for the related Tranche and ending on the last day of the current Settlement Period or such other number of days thereafter as the Agent shall select in consultation with the Seller; provided, however, that:

(i)            any such Tranche Period (other than a Tranche Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day provided that if such Tranche accrues Yield based on the LIBO Rate and the next succeeding Business Day is in a subsequent calendar month, such Tranche Period shall instead end on the immediately preceding Business Day;

(ii)            any Tranche Periods of one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period, and if the immediately preceding Tranche Period is one day, shall be the next day following such immediately preceding Tranche Period; and

(iii)            any Tranche Period which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, shall end on such Termination Date and the duration of each such Tranche Period which commences on or after the Termination Date for such Tranche shall be of such duration as shall be selected by the Agent.

“Transfer” has the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transfer Date” has the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” means any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by the Originator thereof pursuant to Section 4.04 of the Sale Agreement or by the Servicer pursuant to Section 6.02(c) of the Purchase Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Seller.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Variance Factor” means 1.5.

“Yield” means, for any Settlement Period, the product of:

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PR x C x ED

where:

C	=	the average daily outstanding Capital during such Settlement Period

PR	=	the weighted average daily (calculated as a function of not only the interest rate but also the amount of Capital allocated to such interest rate) Purchaser Rate for such Settlement Period

ED	=	the actual number of days elapsed during such Settlement Period

“Yield Reserve” means, at any time of calculation hereunder, an amount equal to the sum of (A) the Yield which is accrued and unpaid as of such date, plus (B) the product of (i) the sum of the Adjusted LIBO Rate plus 2.0%, multiplied by (ii) the outstanding Capital at such time, multiplied by (iii) the Adjusted DSO, multiplied by (iv) the Variance Factor, multiplied by (v) 1/360.

Section 2.                       Other Terms and Rules of Construction.

(a)            Accounting Terms.  Rules of construction with respect to accounting terms used in any Facility Document shall be as set forth in this Annex I.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determination hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

(b)            Rules of Construction.  Unless otherwise specified, references in any Facility Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Facility Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Facility Document or any such annex, exhibit or schedule.  Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Facility Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(c)            Rules of Construction for Determination of Ratios.  The reserve ratios and other rolling calculations requiring some period of historical data (the “Ratios”) which are to be made

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as of the last day of the Settlement Period immediately preceding the initial Purchase or for the three Settlement Periods following the Closing Date shall be established by the Agent on or prior to the initial Purchase and the underlying calculations for periods immediately preceding the initial Purchase to be used in future calculations of the Ratios shall be established by the Agent on or prior to the initial Purchase.  For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

(d)            Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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